UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

BankGuam Holding Company

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee paid previously with preliminary materials.

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Notice of Annual Meeting of Shareholders

BankGuam Holding Company

111 West Chalan Santo Papa

Hagåtña, Guam 96910

Sunday, June 27, 2022

7:00 p.m. Local Time

To Our Shareholders:

Notice is hereby given of the Annual Meeting of Shareholders (the “Annual Meeting”) of BankGuam Holding Company (the “Company”). The Annual Meeting will be held at 7:00 p.m. on Monday, June 27, 2022, in the lobby of the Company’s headquarters, located at 111 West Chalan Santo Papa, Hagåtña, Guam 96910.

At the Annual Meeting, you will be asked (1) to elect four Class II Directors, each to serve for a term of three years; (2) to vote to approve an amendment to the Company’s Articles of Incorporation, whereby the Company will effect a 1-for-500 reverse stock split; (3) to ratify the selection of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and (4) to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

We encourage you to read the accompanying proxy statement carefully, as it contains detailed information regarding the matters in items (1) through (4) above.

Only shareholders of record as of the close of business on [DATE], 2022, are entitled to receive notice of and to vote at this meeting.

It is very important that as many shares as possible be represented at the Annual Meeting. To ensure your representation at the Annual Meeting, we urge you to complete the proxy online in accordance with the instructions on the Notice of Internet Availability of Proxy Materials (the “Notice”). If you requested a printed copy of the proxy materials, please mark, sign, date, and return the proxy card in the pre-paid envelope enclosed with those materials as promptly as possible. Even if you complete the proxy online or by signing and returning a printed copy, you may attend the Annual Meeting and vote your shares in person. You may also vote by telephone in accordance with the instructions in the proxy materials. If you wish to vote by internet or by telephone, you will need your Shareholder Control Number, which is located on your Notice, and the website address and/or toll-free telephone number, which is shown on your proxy card. No other personal information will be required in order to vote in this manner.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL

MEETING OF SHAREHOLDERS TO BE HELD JUNE 27, 2022.

Copies of the Annual Meeting Proxy Materials, including proxy statement, proxy card and Annual Report on Form 10-K to Shareholders, are also available at: http://www.bankofguam.com/about-us/investor-relations/bankguam-holding-company-sec-filings.html.

Dated: [DATE], 2022, Hagåtña, Guam.

BY ORDER OF THE BOARD OF DIRECTORS

[NAME]

[TITLE]

BANKGUAM HOLDING COMPANY

111 West Chalan Santo Papa

Hagåtña, Guam 96910

PROXY STATEMENT

These proxy materials are furnished in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Monday, June 27, 2022, at 7:00 p.m., in the lobby of Bank of Guam’s headquarters, located at 111 West Chalan Santo Papa, Hagåtña, Guam 96910 and at any adjournment or postponement thereof. These proxy materials are first being made available to shareholders on or about [DATE], 2022.

Throughout this proxy statement, unless the context indicates or requires otherwise, when we use the terms “the Company,” “we,” “our” or “us,” we are referring to BankGuam Holding Company, and its wholly-owned subsidiary, Bank of Guam (which we refer to as the “Bank”). When we use the terms the “Board” or the “Board of Directors,” we are referring to the Board of BankGuam Holding Company, unless the context indicates or requires otherwise.

PURPOSE OF THE ANNUAL MEETING

The matters to be considered and voted upon at the Annual Meeting are:

•	Proposal 1: The election of four Class II directors, each to serve for a term of three years;

•	Proposal 2: To vote to approve an amendment to the Company’s Articles of Incorporation, whereby the Company will effect a 1-for-500 reverse stock split;

•	Proposal 3: To ratify the selection of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and

•	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

None of the proposals to be acted upon at the Annual Meeting and discussed in this proxy statement carry rights of appraisal or similar rights of dissenters.

Internet Availability of Proxy Materials

As permitted by the U.S. Securities and Exchange Commission (the “SEC”), the Company is making this proxy statement and its Annual Report on Form 10-K available to shareholders electronically via the internet. We believe that this delivery method lowers costs and expedites shareholders’ receipt of materials. The Notice of Internet Availability of Proxy Materials (the “Notice”) contains instructions on how to access this proxy statement and our annual report and how to vote online.

Shareholders may request a printed copy of the proxy materials by following the instructions contained in the Notice. To the extent a shareholder has requested a printed copy of the proxy materials, a single printed copy is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the Annual Report on Form 10-K and proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. If a shareholder wishes to receive a separate copy or has received multiple copies at one address and would like to receive a single copy in the future, please contact Computershare by phone toll free at (866) 641-4276 or by written request to Computershare C/O: Shareholder Services, 462 South 4th Street, Suite 1600, Louisville, KY 40202.

Who May Vote

You are a “shareholder of record” if you hold our shares directly in your name through our transfer agent, Computershare Trust Company, N.A. If you hold our shares through a broker, bank, financial institution, trust, or other nominee, then you are a holder of our shares in “street name.” If you hold your shares in “street name,” you must instruct the broker or other nominee about how to vote your shares.

Only those common shareholders of record as of [DATE], 2022 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. On that date [NUMBER] shares of common stock were outstanding. The determination of shareholders entitled to vote at the Annual Meeting and the number of votes to which they are entitled was made on the basis of the Company’s records as of the Record Date.

We are monitoring travel and safety recommendations and restrictions by governmental and health authorities relating to the outbreak of coronavirus (COVID-19). In the event it is not possible or advisable for shareholders to attend the Annual Meeting in person, as currently arranged, we will announce options for shareholders to access the Annual Meeting remotely via conference call or webcast. Details on remote access will be set forth in a press release issued by us prior to the Annual Meeting. Please monitor our website at bankofguam.com/about-us/press-releases.html and our filings with the Securities and Exchange Commission for more information. If you are planning to attend the Annual Meeting, please be sure to check our website for any updates in the days before the Annual Meeting. While we may make the Annual Meeting remotely accessible, we do not intend to provide a platform for shareholders to cast votes remotely during the Annual Meeting. Therefore, you are encouraged to vote your shares by proxy prior to the Annual Meeting.

Voting of Proxies

If you are eligible to vote at the Annual Meeting and are a shareholder of record, you may submit your proxy or cast your vote in the following ways:

•

In Person – You may vote in person at the Annual Meeting. In order to gain admittance to the Annual Meeting, you must present valid government-issued photo identification such as a driver’s license or passport.

•	By Internet—You can vote by following the instructions provided in the Notice. Proxies submitted via internet must be received by 5:00 p.m., Chamorro Standard Time, on June 27, 2022.

•

By Telephone—You can vote by telephone by calling 1-800-652-8683 and entering the shareholder control number found on your Notice. Proxies submitted via internet or telephone must be received by 5:00 p.m., Chamorro Standard Time, on June 27, 2022.

•

By Mail—If you received your proxy materials by mail, you can vote by signing, dating, and mailing the proxy card in the pre-paid enclosed envelope provided with the materials. Your proxy card must be received before the voting polls close at the Annual Meeting.

If your shares are held in “street name” by a broker or other nominee, you should review the voting form used by that firm to determine whether you may provide voting instructions to the broker or other nominee by telephone or the internet.

Revocability of Proxies

Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised by filing with the Corporate Secretary of the Company an instrument revoking it or by filing a duly executed proxy bearing a later date. In addition, the powers of the proxy holder will be revoked if the person executing the proxy is present at the Annual Meeting and elects to vote in person by advising the chair of the Annual Meeting of such election. Subject to such revocation or suspension, all shares represented by a properly executed proxy received in time for the Annual Meeting and as described above under “Voting of Proxies” will be voted by the proxy holders in accordance with the instructions on the proxy.

IF NO INSTRUCTION IS SPECIFIED WITH REGARD TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS: “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED HEREIN, “FOR” APPROVAL OF THE AMENDMENT TO EFFECT A REVERSE STOCK SPLIT FOR THE PURPOSE OF DEREGISTERING OUR COMMON STOCK, “FOR” THE RATIFICATION OF THE SELECTION OF BAKER TILLY US, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022, AND, IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Quorum and Vote Necessary for Action

The presence in person or by proxy (including internet and telephone voting) of a majority of the outstanding shares of stock entitled to vote at the Annual Meeting will constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions, shares as to which voting authority has been withheld from any nominee and “broker non-votes” (as defined below), will be counted for purposes of determining the presence or absence of a quorum.

In accordance with the Company’s Articles of Incorporation and By-Laws, each shareholder of record as of the Record Date is entitled to cast one vote for each share of stock held on each matter presented for a vote at the Annual Meeting. In the case of director elections, each such shareholder is entitled to cast one vote for up to four candidates. For example, a shareholder holding 100 shares may cast 100 or fewer (but not more) votes for each of four candidates. A shareholder may not cumulate votes (i.e., you may not cast a number of votes greater than the number of shares that you own for any one candidate). Also, a shareholder may not vote for more than four of the nominees.

Directors are elected by a plurality standard, meaning that the winning candidate need only receive more votes than a competing candidate. If a director runs unopposed, he or she needs only one vote to be elected.

Proposal 2 to approve the 1-for-500 reverse stock split and Proposal 3 to ratify the Company’s independent registered public accounting firm, as well as any other matter that may properly come before the Annual Meeting, will be approved if the votes cast “for” such proposal exceed the votes cast “against” the proposal.

A broker or nominee holding shares for beneficial owners may vote on certain matters at the Annual Meeting pursuant to discretionary authority or instructions from the beneficial owners. However, with respect to other matters for which the broker or nominee may not have received instructions from the beneficial owners and may not have discretionary voting power under the applicable rule of the stock exchange or other self-regulatory organization to which the broker or nominee is a member, the shares held by the broker or nominee may not be voted. Such unvoted shares are called “broker non-votes.” Such rules of the stock exchange and other self-regulatory organizations generally permit a broker or nominee, in the absence of instructions, to deliver a proxy to vote for routine items, such as the ratification of independent auditors. Consequently, shares held by a broker or nominee will constitute “broker non-votes” regarding non-routine items, such as the election of directors and the amendment to effect the 1-for-500 reverse stock split for the purpose of deregistering our stock. Broker non-votes will have no effect on any of the matters to be voted on at the Annual Meeting.

Persons Making the Solicitation

This solicitation of proxies is being made by the Board of Directors of the Company. The Company will pay the costs of solicitation, including the expense of preparing, assembling, printing, and mailing this proxy statement and the material used in the solicitation of proxies for the Annual Meeting. It is contemplated that proxies will be solicited principally through the use of the mail, but officers, directors, and employees of the Company and Bank of Guam may solicit proxies personally or by telephone, without receiving special compensation therefor. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses, and other custodians, nominees, and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Shareholders

The following table sets forth information with respect to the beneficial ownership of common stock as of March 28, 2022, by those persons known to the Company to be the beneficial owners of more than five percent of the outstanding voting common stock of the Company:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership [1]		Percent of Class
Lourdes A. Leon Guerrero P.O. Box BW Hagåtña, Guam 96932	3,996,2862	[3]	41.036%
Eugenia A. Leon Guerrero P.O. Box BW Hagåtña, Guam 96932	1,800,808	[3]	18.49%
Ada’s Trust & Investment, Inc. 120 Father Duenas Avenue Hagatna, Guam 96910	567,611	[4]	5.83%

(1)	Beneficial ownership for purposes of this table is determined according to Rule 13d-3 of the Securities Exchange Act of 1934, as amended.
(2)

Includes 3,996,286 shares of common stock which are subject to a Voting Trust Agreement, dated as of November 29, 2013, (the “VTA”), among certain shareholders, including Lourdes A. Leon Guerrero (as the “Trustee”). Under the VTA, the parties agreed to grant the Trustee certain powers and rights with respect to shares of common stock of the Company owned by the parties. The VTA provides, among other things, that the Trustee has the power and discretion to vote, consent to or take any shareholder action of any kind concerning the Company. The VTA limits this right by (1) requiring that in selecting any nominee or proxy, the Trustee must select a nominee or proxy who is either a shareholder, director or officer of the Issuer; (2) providing that a majority of the Shares held by the parties may advise the Trustee in writing that the Trustee is not authorized to take a proposed vote, consent or action; and (3) requiring that if any parties or Permitted Transferees (as defined in the VTA) of the parties are nominees for director of the Issuer, the Trustee shall vote the shares in favor of such nominees. The VTA terminates on December 31, 2040. Also includes 95,273 shares of common stock of which Ms. L. Leon Guerrero may be deemed the beneficial owner, which are subject to the VTA. Of the 95,273 shares of common stock, (i) 57,203 shares are held directly; (ii) 4,800 shares are held in trusts for the benefit of Ms. L. Leon Guerrero’s children; (iii) 22,243 shares are held by Ms. L. Leon Guerrero and her husband as joint tenants; and (iv) 11,027 shares are held by Ms. L. Leon Guerrero as custodian for the benefit of her grandchildren. Ms. L. Leon Guerrero disclaims beneficial ownership of the securities described above except to the extent of her pecuniary interest therein.

(3)

Includes (i) 1,790,108 shares held by The Jesus S. Leon Guerrero Family Trust dated December 14, 2000, of which Ms. E. Leon Guerrero is trustee; and (ii) 10,700 shares held directly. Ms. E. Leon Guerrero is a party to the VTA, and all her shares are subject to it. Ms. E. Leon Guerrero disclaims beneficial ownership of the securities described above except to the extent of her pecuniary interest therein.

(4)	All shares owned by Ada’s Trust & Investment, Inc.

Executive Officers and Directors

The following table sets forth information with respect to the beneficial ownership of common stock as of March 28, 2022, for each director/nominee, named executive officer and directors and executive officers as a group:

Name of Beneficial Owner	Relationship with Company	Amount and Nature of Beneficial Ownership[1]		Percent of Class
Patricia P. Ada	Director	128,953	[2]	*
Frances L.G. Borja	Director	32,798		*
Keven F. Camacho	Director, Senior Vice President and Chief Sales Officer	9,727		*
Joseph M. Crisostomo	Director	15,140	[3]	*
Joaquin P. L.G. Cook	Director, President and Chief Executive Officer	8,569	[4]	*
Roger P. Crouthamel	Director	460,936	[5]	4.73%
Symon Madrazo	Senior Vice President and Chief Financial Officer	300		*
William D. Leon Guerrero	Chairman of the Board	81,220	[6]	*
Mark J. Sablan	Director	36,665	[7]	*
John S. San Agustin	Director	42,146	[8]	*
Maria Eugenia H. Leon Guerrero	Director, Executive Vice President and Chief Operating Officer	8,748	[9]	*
All Directors and Executive Officers as a Group (12 persons)		920,576		9.45%

(1)

Unless otherwise noted in the following footnotes, the listed beneficial owner has sole voting and investment power. Beneficial ownership for purposes of this table is determined according to Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

(2)	28,501 shares of Patricia P. Ada are subject to the VTA.
(3)	All shares owned by Mr. Crisostomo and Joyce Q. Crisostomo as joint tenants.
(4)	Includes (i) 7,519 shares held directly and (ii) 1,050 shares held by Joaquin P. L.G. Cook as custodian for his children.
(5)

Includes (i) 405,770 shares as a trustee of The Crouthamel Family Trust; and (ii) 55,166 shares as trustee for The John Kerr Grandchildren’s Trust dated May 30, 1990. Mr. Crouthamel disclaims beneficial ownership of the securities described above except to the extent of his pecuniary interest therein.

(6)

Includes (i) 2,520 shares held by Mrs. Zita Leon Guerrero, Mr. W. Leon Guerrero’s wife; (ii) 3,968 shares held directly by Mr. W. Leon Guerrero; and (iii) 74,732 shares held by Mr. W. Leon Guerrero and his wife as joint tenants. All shares of the foregoing are subject to the VTA.

(7)	Includes (i) 34,381 shares held directly; (ii) 1,384 shares held by Mr. Sablan and Caroline H. Sablan, Mr. Sablan’s wife; and (iii) 900 shares held by Mrs. Sablan.
(8)

Includes (i) 17,312 shares held directly; (ii) 24,634 shares held indirectly through a Jerome Cizek, Trustee Morling & Co. 401k Plan FBO John Shimizu San Agustin, (iii) 100 shares held by Mr. San Agustin Custodian for Kory Mathew Mafnas UTMA CAs and (iv) 100 shares held by Mr. San Agustin Custodian for Koa Haruki San Kosugue UTMA CA. 37,055 shares of the foregoing are subject to the VTA.

(9)

Includes (i) 8,748 shares held directly and (ii) 1,000 shares held by Maria Eugenia H. Leon Guerrero as custodian for her son, Tao Anthony Leon Guerrero Nuestro and (iii) 1,000 shares held by Maria Eugenia H. Leon Guerrero as custodian for her son, Taiche’ Leon Guerrero Nuestro.

PROPOSAL 1:

ELECTION OF DIRECTORS

The By-Laws of the Company provide that the Board of Directors is divided into three classes (Class I, Class II and Class III), all to be elected by the holders of the Common Stock of the Company. Each Class consists of not less than three members to be elected for a term of three years, with their terms to be staggered so that one Class of directors will be elected each year. Four directors, constituting the Class II Directors, will be elected by the holders of the Common Stock at the Annual Meeting to be held on June 27, 2022.

Directors

The following directors are being nominated for election by our Board: Patricia P. Ada, Frances L. G. Borja, Mark J. Sablan, and Roger P. Crouthamel.

Details regarding Board qualifications and the specific experiences, qualifications and skills of each of our director nominees, please see “Board of Directors – Nominees for Directors” below.

BOARD OF DIRECTORS

Nominees for Directors

The four nominees are presently Class II Directors. They were recommended by the Nominating and Governance Committee and approved by the Board of Directors, and, unless the shareholder marks the proxy to withhold the vote, the proxy, if returned as described above in “Voting of Proxies” and not subsequently revoked, will be voted in favor of their election as directors. If for any reason any such nominee becomes unavailable for election, the proxy holders will vote for such substitute nominee as may be designated by the Board of Directors in its discretion. The names of the nominees for the Class II Directors and the background information furnished by them, including their principal occupations and their employment for the past five years, are set forth below.

Patricia P. Ada, age 57, has been a director since the Company organized in 2011 and a director of the Bank since 2008. She is the Board Secretary and Vice President of Ada’s Trust & Investment Inc., Manager of P and M, LLP and Manager of ADSC, LLC. The companies are involved in commercial real estate development and management and are family owned. She has been with both businesses for over 25 years. Prior to that, from 1987 to 1992, she was a management trainee and then a commercial loan officer with the Bank. From 1990 to 1991, she was a marketing representative for RCA Communications, which later became MCI, and was promoted to Marketing Manager of Guam to later become MCI International Marketing Military Manager for Korea in 1992. Ms. Ada is the Vice Chair, Hagatna Restoration & Development Authority, and member of the Guam Chamber of Commerce, Guam Visitors Bureau and Pacific Area Travel Association Micronesia Chapter. We believe that Ms. Ada’s business and marketing relations experience, community and civic memberships and her extensive knowledge of the Company’s market area, particularly Guam, well qualify her to serve on our Board.

Frances L. G. Borja, age 65, has been a director since the Company organized in 2011 and has been a Bank director since 2005. She is from the Commonwealth of the Northern Mariana Islands (“CNMI”), and her knowledge of and relationships with the local business community and citizens of the CNMI is expected to support the Bank’s growth in that market. She is the President of Carmen Safeway Enterprises Inc., a retailor in general merchandise, real estate development and funeral services. Ms. Borja was a former Vice-President of the Saipan Chamber of Commerce and a past president of the Rotary Club of Saipan. She also served as a delegate and third Vice-President in the third Northern Mariana Islands Constitutional Convention. We believe that her extensive knowledge of the Company’s market area in the CNMI and her leadership experience in numerous civic and business organizations well qualify her to serve on our Board.

Mark J. Sablan, age 64, has been a director since 2016 and is currently the Vice President of Business Development and Community Affairs of South Pacific Petroleum Corporation (the “SPPC”), a wholesaler and retailer of petroleum products and retail stores. He has been employed with SPPC since December 2000. Prior to joining SPPC, he was employed by Esso Eastern, Inc. (EXXON) from 1990 to 2000. Mr. Sablan has worked in the petroleum industry for 26 years and worked for Bank of Guam from 1982 to 1990. Mr. Sablan has been a member of the Guam Chamber of Commerce since 2010 and has served as the Chairman of that organization in the past and is currently on the board. He is also a member of the Guam Chamber of Commerce Armed Forces Committee and serves as Chairman on its Steering Committee. He is a past President of the Navy League of the U.S. – Guam Council and is currently a board member. He is Chairman of the University Of Guam School Of Business and Public Administration Advisory Council, is current President of the Guam Business Partners for Recycling, and is Vice-Chairman of the Bookmobile Foundation (Guam Public Library System). Mr. Sablan was appointed as a member of the Company’s Board of Directors because of his extensive business experience and community involvement. We believe that Mr. Sablan’s business and marketing relations experience, community and civic memberships and his knowledge of the Company’s market area, particularly Guam, well qualify him to serve on our Board.

Roger P. Crouthamel, age 73, has been a Board member since the Company organized in 2011 and has been a member of the Bank Board since 1998. He is the Secretary of the Company and the Bank. He is presently the Assistant Secretary/Treasurer of Oceanic Resources, Inc., a real estate management company. He is a lawyer admitted to practice in California and Guam since 1973 and is Of Counsel of Camacho Calvo Law Group LLC, focused mainly on commercial and transactional law. He is also a partner of Chamorro Gardens Development, Macheche Plaza Development and LKC Development and a member of Vista Chino Development, Maite Partners, LLC and International Dining Concepts, LLC. Additionally he is a director and Vice President of Sports Concepts Inc. a retailer in sporting goods. We believe that Mr. Crouthamel L business relations experience, his law practice for 48 years and his longtime tenure as a Board member of the Bank, and his extensive knowledge of the Company’s market area, particularly Guam, well qualify him to serve on our Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Incumbent Directors

As noted above, the terms of office for the Class I and Class III Directors described below will continue beyond the Annual Meeting. These directors, their ages, principal occupations for the past five years, and the year in which each director was first elected a director of the Company, are set forth below.

Class I Directors

With terms expiring in 2024.

William D. Leon Guerrero, age 70, was appointed Chairman of the Board of the Company and the Bank on March 20, 2019. Previously, he served as the Vice Chairman, Executive Vice President and Chief Operating Officer of the Company since the Company organized in 2011. He has been a Board member of the Bank since 2003 and served as the Executive Vice President and Chief Operating Officer of the Bank from 1992 until his appointment as Chairman in 2019. Mr. W. Leon Guerrero has over 46 years of banking experience. He was first hired by the Bank in 1985 as the Vice President, General Credit Administrator and in 1990 was appointed the Senior Vice President, Credit Administrator. Prior to joining the Bank, he was with CitiBank Guam from 1974 to 1985 where he became the Assistant Vice President, Credit Administrator, Corporate Banking Group. During his banking career, Mr. W. Leon Guerrero served in numerous leadership roles including as a Regent of the University of Guam and was a member of the Guam Insurance and Banking Board for numerous years. Mr. W. Leon Guerrero brings extensive knowledge of community and regional banking, particularly in the territory of Guam, including strategic, financial and regulatory considerations, to the Board of Directors. His knowledge of and relationships with banks in Guam, Commonwealth of the Northern Mariana Islands, Federated States of the Micronesia, Republic of the Marshall Islands and the Republic of Palau are expected to support the Bank’s growth in all of these markets.

Joseph M. Crisostomo, age 62, has been a Board member since the Company organized in 2011 and has been a member of the Bank Board since 2005. Mr. Crisostomo is the President and CEO of Cars Plus, LLC. He is also the President and CEO of Cycles Plus, LLC and a member of Pacific Auto Leasing, dba Thrifty Car Rental. Mr. Crisostomo was awarded the Small Business Person of the Year Award in 2006 by the SBA (Small Business Administration). He was also the Guam Business Executive of the Year in 2004. Mr. Crisostomo was a former board director of the Guam Chamber of Commerce and Chairman of the Armed Forces Committee. Additionally, he contributes to the Board his entrepreneurial skills and substantial experience as a successful car dealer/businessman. In addition, his involvement in local and community affairs provides a valuable insight and perspective to the Board which well qualifies him to serve on our Board.

Keven F. Camacho, age 47, is the Senior Vice President and Chief Sales Officer of the Bank of Guam and has been a director of the Company since August 2014. He was also appointed a director of the Bank at the same time. He started with the Bank in 1996 and held several positions with the Bank such as Branch Manager for the Tumon, Belau, Mangilao, and Upper Tumon branches. In 2003 he was appointed the Bank’s Northern Regional Manager and in 2010 was appointed to the position of Vice President and Chief Lending Officer and in March 6, 2021 to his present position. From 2013—2015, he served as a board member of Sanctuary, Inc., a community-based organization which aims to improve the quality of life for Guam’s youth to promote reconciliation during times of family conflicts, to foster the development of responsible community members, and to advocate for their needs in an effort to preserve the family unit. Since 2010 he has been a member of the Rotary Club of Northern Guam and in fiscal year 2015 – 2016 served as its President. Finally, he is a co-owner of TSC, Inc. which is a web design, maintenance, and hosting company that maintains and hosts websites for island businesses and organizations. He is a graduate of Arizona State University and received an MBA from the University of Guam in 2005. In 2003, he also graduated from the Pacific Coast Banking School at the University of Washington. We believe that Mr. Camacho’s banking experience, business relations experience and extensive knowledge of the Company’s market area, particularly Guam, well qualify him to serve on our Board.

Class III Directors

With terms expiring in 2023.

Joaquin P. L.G. Cook, age 43, was appointed President and Chief Executive Officer of the Company and the Bank on March 20, 2019. He is also the Vice Chairman of the Board of the Company and Bank. Mr. Cook previously served as the Interim President and Chief Executive Officer from May 1, 2018 until November 26, 2018, and again from January 1, 2019 until March 20, 2019. Mr. Cook also served as Executive Vice President and Chief Sales & Service Officer of the Company and the Bank from January 5, 2015 until March 20, 2019, and, before that, he had been the Bank’s Compliance Department manager since 2011. He held several other positions within the Bank including Assistant Vice President, Branch Manager and Commercial Loan Officer. He started his career with the Bank in 2001 as a Management Trainee. He has been a director of the Company since it organized in 2011. He has been a director of the Bank since 2007. He is Secretary/Treasurer of Byerly & Cook Corp., a local company specializing in industrial coatings and auto accessories and a member of the management committee of IP&E Holdings, LLC, a local company that owns and operates the Shell franchise in Guam. He is currently the owner/member of Ignite LLC, dba Crust Pizzeria, a Guam-based restaurant, and a Director of ASC Trust LLC, a Guam company that focuses on retirement plan administration. Mr. Cook graduated from the Pacific Coast Banking School in 2011. He attended St. John’s School and received his Bachelor’s degree in Management Science from University of California, San Diego. He then obtained his Master’s Degree in Business Administration from the University of San Diego. We believe that Mr. Cook’s banking experience and business relations experience and his extensive knowledge of the Company’s market area, particularly Guam, well qualify him to serve on our Board.

John S. San Agustin, age 59, was appointed to the Board of Directors of both the Company and Bank in November 2018. He is currently a partner at Morling & Company a financial services firm, specializing in tax, accounting and financial consulting located in San Francisco, California that emphasizes in small and high net worth clients. He has been with Morling & Company for over 19 years. He specializes in employee stock option planning, international taxation, retirement plans and estate/ fiduciary taxation. Mr. San Agustin was appointed as a member to the Company’s Board of Directors because of his extensive business, accounting and tax experience and community involvement in California, especially the San Francisco Bay Area market.

Maria Eugenia H. Leon Guerrero, age 42, was appointed to the Board of the Company and the Bank in February 2019 and Executive Vice President and Chief Operating Officer on March 20, 2019. She previously served as the Executive Vice President/Retail and Card Services of the Bank and the Executive Vice President of the Company and has worked in the Bank since 2009. She joined the Bank in 2009 and held several positions such as Vice President, Director of Card Services, Six Sigma Champion and Strategic Planning Officer, and Credit Officer. She holds a Bachelor of Arts Degree in International Studies from the University of Washington, and a Master of Business Administration, University of Washington, Foster School of Business. She also graduated from the Pacific Coast Banking School in 2017. Ms. Leon Guerrero is involved in various community organizations, including as Chairwoman of the Foundation for Public Education and Chairwoman for the Hagatna Restoration and Development Authority. She is the daughter of the late Anthony A. Leon Guerrero, who was the President and Chief Executive Officer of the Bank from 1992 to 2005. We believe that Ms. M. Leon Guerrero’s banking experience and her extensive knowledge of the Company’s market area, particularly Guam, well qualify her to serve on our Board

As provided in the VTA, Lourdes A. Leon Guerrero nominated Maria Eugenia H. Leon Guerrero to fulfill the remaining term of her directorship following her resignation. The VTA provides, among other things, that if any parties or Permitted Transferees (as defined in the VTA) of the parties are nominees for director of the Company, the Trustee shall vote the shares in favor of such nominees. The VTA terminates on December 31, 2040.

Board Meetings

The Company’s Board of Directors generally meets quarterly but meets more frequently when Company matters requiring Board attention arise from time to time. The Bank’s Board of Directors meet monthly to discuss matters directly related to the Bank’s business and more frequently as additional matters arise. During 2021, the Bank’s Board met 13 times, and the Company’s Board met 9 times, and each of our current directors attended at least 75% of (i) all Board meetings; and (ii) all applicable committee meetings in fiscal year 2021. While we do not have a formal policy regarding director attendance at the Annual Meeting, we strongly encourage each of our directors to attend the Annual Meeting, and all members of the Board attended the 2021 Annual Meeting.

Family Relationships

Joaquin P. L.G. Cook is the first cousin of Maria Eugenia H. Leon Guerrero.

Committees, Membership and Meetings

The Board of Directors of the Company and the Bank each has a separate standing Audit Committee (“Audit Committee”), Compensation Committee (“Compensation Committee”) and Nominating and Governance Committee (“Governance Committee”). The Bank has a standing Loan Committee, Asset Liability Committee (“ALCO”), Executive Committee and Trust Committee. The Company has a separate standing Stock Purchase Plan Committee (“SPP Committee”). Each of the Bank’s and Company’s Committees operate under charters, and the Audit, Compensation and Governance Committees’ charters are included on the Company’s website at www.bankofguam.com. Membership of the committees is as follows:

Name	Audit*	Compensation*	Governance*	Loan	Executive	ALCO	Trust	SPP+
Patricia P. Ada	M	M	M		M	M		M
Frances L.G. Borja			M		M
Keven F. Camacho				M		M	M
Joseph M. Crisostomo	M	M	M			M	M
Joaquin P. L.G. Cook				M	M	M	M	M
Roger P. Crouthamel	C	C	M		M		M	C
Maria Eugenia. H. Leon Guerrero				M	M	C	M	M
William D. Leon Guerrero				C	C	M	M
Mark J. Sablan	M	M	M	M	M			M
John S. San Agustin	M	M	M	M	M
Number of 2021 Meetings	5/14	1/1	1/1	53	12	4	12	4
M Member C Chair

*Denotes a committee at both the Company and the Bank.

+Denotes a committee at the Company only.

All other committees in the table not marked are at the Bank only.

In the number of meetings that are stated as a fraction, the number of Company meetings is the numerator and the number of Bank meetings is the denominator.

The following is a brief description of each Company and Bank committee of the Board of Directors.

Audit Committee: The Audit Committee discharges the Board of Directors’ responsibility relating to the oversight of (i) the integrity of the financial statements and internal controls, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the independent auditors and internal audit function, and (iv) compliance with legal and regulatory requirements. The Audit Committee, among other things, is responsible for the appointment, compensation and oversight of the independent auditors and review of the financial statements, audit reports, internal controls and internal audit procedures.

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee has been determined to be an independent director, in accordance with the independence standards of the NASDAQ Stock Market and the SEC Rules and Regulations applicable to audit committees. The Board of Directors has determined that the Chairman of the Audit Committee, Roger P. Crouthamel, qualifies as an “audit committee financial expert.” Mr. Crouthamel is “independent” as that term is defined in the NASDAQ Stock Market Rule 5605(a)(2) and SEC rules and regulations.

Compensation Committee: Among other things, the Compensation Committee is appointed by the Board of Directors to (i) review and approve annually the corporate goals and objectives applicable to the compensation of the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer (“CEO” and “COO”), (ii) evaluate at least annually the CEO’s and COO’s performance in light of those goals and objectives, and (iii) determine and approve the CEO’s and COO’s compensation level based on this evaluation. In determining the long-term incentive component of the CEO’s and COO’s compensation, the Committee considers the Company’s performance and relative shareholder return. The Committee also makes recommendations to the Board regarding the compensation of all other executive officers.

Additionally, the Committee reviews and makes recommendations to the Board regarding incentive compensation plans and equity-based plans, and where appropriate or required, recommends them for approval by the shareholders of the Company, which includes the ability to adopt, amend and terminate such plans. The Committee also has the authority to administer the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted, and the terms and conditions applicable to each award or grant, subject to the provisions of each plan. The Committee also reviews director compensation for service on the Board and Board committees at least once a year and to recommend any changes to the Board.

The Compensation Committee may delegate to the Director of Human Resources or other appropriate officer to administer, amend and interpret the Company’s compensation and benefits programs. Each member of the Compensation Committee has been determined to be an independent director, in accordance with the independence standards of the NASDAQ Stock Market and SEC rules and regulations.

Nominating and Governance Committee: The Nominating and Governance Committee function is (1) to assist the Board, on an annual basis, by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for the next annual meeting of shareholders; (2) to assist the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members, and to recommend to the Board qualified individuals to fill any such vacancy; (3) to recommend to the Board, on an annual basis, director nominees for each Board committee; and (4) to establish procedures for the Committee to exercise oversight of the evaluation of the Board.

Each member of the Nominating and Governance Committee has been determined to be an independent director, in accordance with the independence standards of the NASDAQ Stock Market and SEC rules and regulations.

Stock Purchase Plan Committee: This Committee’s function is to recommend and implement the Company stock purchase plan that is generally available for all employees of the Company and its subsidiaries such as the Bank. See additional details regarding the Stock Purchase Plan under the section entitled “Employee Stock Purchase Plan.”

The following is a brief description of the committees of the Bank’s Board of Directors.

Loan Committee: The Loan Committee’s principal function is to monitor and review the loan portfolio of the Bank and its branches. The Committee approves and confirms, as the case may be, all loans above a certain amount.

Executive Committee: The Executive Committee reviews the administration of the Bank and its branches, including the investment portfolio, loans in excess of $125,000, personnel policies, and various management, credit and personnel reports.

Trust Committee: The Trust Committee’s function is to oversee and direct all activities of the Trust department of the Bank, including approving all accounts opened and closed.

Asset Liability Committee: The Asset Liability Committee’s principal function is to monitor and review the Bank’s liquidity position (Asset/Liability management) to assure that appropriate resources are in place to meet anticipated funds demands. The Committee also manages rate sensitive assets and liabilities to provide acceptable levels of net interest income and Interest Rate Risk, which is the exposure to the Bank’s Earnings and Equity Capital to future interest rate changes.

Director Compensation

The Company and the Bank use cash compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company and the Bank considers the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required as a member of the Board of Directors. Presently, with the exception of the Company Stock Purchase Plan Committee, directors of the Company receive no compensation for any Board or Committee meeting attended. Bank directors are paid an attendance fee of $2,000 for each Bank Board meeting attended. Bank Board members are also paid $250 for each committee meeting attended, with the Chairman of the Bank Audit and Bank Trust Committee being paid $300 per meeting. The Company pays each member of the Stock Purchase Plan Committee a fee of $250 for each meeting attended.

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director, and Keven F. Camacho, who is the Senior Vice President and Chief Sales Officer, all of whom served on the Board of Directors in 2021. No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2021. Compensation paid to Joaquin P. L.G. Cook, the Company’s President and Chief Executive Officer, Maria Eugenia H. Leon Guerrero, the Company’s Executive Vice President and Chief Operating Officer, and William D. Leon Guerrero, the Company’s Chairman, for their service as directors is reported in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash	Stock Awards	Total
Roger P. Crouthamel	$37,350	$0	$37,350
Martin D. Leon Guerrero(1)	$51,100	$0	$51,100
Mark J. Sablan	$48,000	$0	$48,000
Keven F. Camacho	$42,500	$7,387 (2)	$49,887
Patricia P. Ada	$35,250	$0	$35,250
Frances L. G. Borja	$29,000	$0	$29,000
John S. San Agustin	$46,000	$0	$46,000
Joseph M. Crisostomo	$34,000	$0	$34,000

(1)	Mr. M. Leon Guerro passed away in April 2022.
(2)	In 2021 Mr. Camacho received 750 shares under the Employee Service Award Plan (as defined below) which had a grant date fair value as calculated under FASB ASC Topic 718 at $9.85 per share.

Survivor Income Plan and Group Polices

In 2011, the Bank Board approved entry into a survivor income plan (“SIP”) for Bank directors meeting certain age requirements. The SIP was implemented to help recruit, reward and retain key executives and directors. Under the SIP, upon a participating director’s death while serving on the Board, the Bank will pay a death benefit to the director’s beneficiary in the amount of $303,030.

The Bank Board members are also enrolled in the Bank’s group life insurance and some are enrolled in the group health and dental insurance. The group policies are made available on the same basis as all Bank employees.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board of Directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. It is the role of the Nominating and Governance Committee to review annually, and when appropriate make recommendations to the Board of Directors concerning, board composition, structure, and functions.

According to the Company’s By-Laws, the Chairman of the Board presides at meetings of the Board of Directors and shareholders and exercises and performs such other powers and duties assigned to him/her by the Board of Directors. The By-Laws further provide that the president of the Company will be the chief executive officer and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the Company. At this time, the Board believes it to be appropriate to have a Chairman with the sole job of leading the Board and a separate President who can focus his efforts on the day-to-day management of the Company. The Board of Directors does not have a lead independent director and does not believe that one is necessary in light of the Company’s size and the experience the majority of the directors have working with the Chairman. The Board does believe that it is important to have the President as a director. However, the Board may decide in the future to once again combine the positions of Chairman and Chief Executive Officer.

Also, in addition to the Chairman, leadership is also provided through the respective chairs of the various committees of the Bank and Company Boards. All but four of the members of the Board of Directors are independent directors and our key committees of the Board of Directors — Audit, Compensation, and Nominating and Governance — are comprised solely of, and chaired by, independent directors.

Board’s Role in Risk Oversight

It is a fundamental part of the Board’s responsibility to understand the risks the Company faces and what steps management is taking to manage those risks. It is also important that the Board understands what level of risk is appropriate for the Company. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s outside auditor. The Bank’s Executive Committee fulfills its oversight responsibility with respect to the Bank’s compliance and operational risk, by working with the Bank’s Senior Vice President and General Counsel and Chief Risk Officer to understand regulatory and legislative issues and the Bank’s processes and systems. In setting compensation, the Bank’s Compensation Committee strives to create incentives that do not encourage excessive risk-taking beyond the Bank’s ability to effectively identify and manage risk. The Bank’s Asset Liability Committee focuses on investment risks and the Bank’s Loan Committee functions focus on credit. Both Committees receive monthly reports from the chief credit officer and chief financial officer. Additionally, the Bank’s Board of Directors is provided physical and information security risk reports by management on an annual basis.

Director Independence

For the fiscal year 2021, the Board of Directors determined that William D. Leon Guerrero, our Chairman and former Executive Vice President and Chief Operating Officer; Joaquin P. L.G. Cook, President and Chief Executive Officer; Maria Eugenia H. Leon Guerrero, Executive Vice President and Chief Operating Officer (see section below under “EXECUTIVE COMPENSATION”); and Keven F. Camacho, Senior Vice President and Chief Sales Officer, would not be considered “independent directors” as that term is defined in the listing standards of the NASDAQ Stock Market and SEC rules and regulations. The Board of Directors has determined that all of the other seven directors are “independent directors” as that term is defined in the listing standards of the NASDAQ Stock Market and SEC rules and regulations. Such independence definition includes a series of objective tests, including that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the NASDAQ Stock Market listing standards and SEC rules and regulations, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. See additional discussion under the section entitled Transactions with Related Persons.

Executive Sessions of Independent Directors

Independent directors meet at regularly scheduled sessions without the directors who are not independent.

Nomination of Directors

Our Nominating and Governance Committee is a joint committee of the Company and the Bank’s Boards of Directors. Among its other duties and responsibilities assigned from time to time by the Board, the Committee functions as a nominations committee by identifying individuals who are qualified to become directors and recommending candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on our Board.

The Committee’s charter provides that the Committee will recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee will consider candidates recommended by shareholders. The Committee has not used the services of a third-party search firm. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

BankGuam Holding Company

Attention: Roger Crouthamel, Corporate Secretary

P.O. Box BW

Hagåtña, Guam 96932

Each recommendation should be accompanied by the following:

•

The full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•

The full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit the person making the recommendation believes the candidate would provide as a director;

•

A statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide such information as the Committee may request in connection with its evaluation of candidates;

•	A description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•

Information about any business or personal relationships between the candidate and any of our customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our bank, and any transactions between the candidate and our bank; and

•

Any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the SEC’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past ten years).

Shareholder recommendations must be received by [DATE], 2023 in order to be included in the Committee’s consideration for directors to be elected in the 2023 Annual Meeting of Shareholders.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things, (1) candidates’ business, personal and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time. The Nominating and Governance Committee has not adopted a diversity policy for evaluating nominees.

Communications with the Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the board or to one or more individual directors. You may address and mail your communication to Roger Crouthamel, Corporate Secretary, at:

BankGuam Holding Company

Attention: Roger Crouthamel, Corporate Secretary

P.O. Box BW

Hagåtña, Guam 96932

You also may send your communication by email to him at rpc@bankofguam.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary, and with the exception of communications our Corporate Secretary considers to be unrelated to our business, forwarded on to the intended recipients. Copies of communications from a customer of the Bank relating to a deposit, loan or other financial relationship or transaction also will be forwarded to the department or division most closely associated with the subject.

Code of Ethics

The Company has adopted a written Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all employees, officers and directors of the Company as well as any subsidiary company officers that are executive officers of the Company. The Code of Ethics is available on the Company’s website at www.bankofguam.com and print copies are available to any shareholder that requests a copy. Shareholders may request a copy by writing to Corporate Secretary, BankGuam Holding Company, P.O. Box BW, Hagåtña, Guam 96910. Any amendments to the Code of Ethics, or waivers of these policies, to the extent applicable to the Chief Executive Officer, the Chief Financial Officer, the principal accounting officer or the controller, will be disclosed on the Company’s website promptly following the date of such amendment or waiver, as applicable. Information on the Company’s website does not form a part of this Annual Report. We do not have a policy that specifically prohibits employees, officers and directors from hedging the economic risk of ownership of our stock.

PROPOSAL 2:

APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION

TO EFFECT A 1-FOR-500 REVERSE STOCK SPLIT

Our Board of Directors has unanimously approved and recommended that shareholders approve a 1-for-500 reverse stock split of our common stock, which will be accomplished by amending our Articles of Incorporation. The purpose of the reverse stock split is to provide liquidity to shareholders and to allow the Company to deregister its shares and cease being a public reporting company. If the reverse stock split is effected, it will reduce the number of shareholders of our common stock to fewer than 1,200, which will allow us to terminate our public reporting obligations under the Exchange Act. If approved at the Annual Meeting, shareholders of the Company who own fewer than 500 shares of the Company’s common stock will receive a cash payment in lieu of a fraction of a share, and will no longer be shareholders of the Company. Shareholders holding 500 or more shares of our common stock will remain shareholders after the reverse stock split. See “Information About the Reverse Stock Split” below for more information about the reverse stock split. The form of the proposed amendment to the Articles of Incorporation to effect the reverse stock split is attached to this proxy statement as Annex A.

Vote Required for Approval of Proposal 2

Proposal 2 will be approved if the votes cast “for” such proposal exceed the votes cast “against” the proposal. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

INFORMATION ABOUT THE REVERSE STOCK SPLIT

The Board of Directors, after consideration of numerous factors, has authorized an amendment to the Company’s Articles of Incorporation that would effect a 1-for-500 reverse stock split of our common stock.

In lieu of issuing fractional shares, each shareholder will receive cash in the amount of $14.75 per pre-split share (subject to any applicable U.S. federal, state and local withholding tax) that would result in the issuance of a fractional share. As a result of the reverse stock split, each shareholder of record of fewer than 500 shares immediately before the effective date will no longer be a shareholder of the Company.

We anticipate that the reverse stock split will be effected as soon as possible after the date of the Annual Meeting, subject to shareholder approval of this Proposal 2 and the receipt of all required regulatory approvals, on the date the Company files Articles of Amendment to our Articles of Incorporation with the Guam Department of Revenue and Taxation, or on any later date that the Company may specify in such Articles of Amendment; provided, that the Board of Directors may at any time, before or after receiving shareholder approval of this Proposal 2, determine to abandon the reverse stock split. Following the effective date of the reverse stock split, transmittal materials will be sent to those shareholders entitled to a cash payment that will describe how to turn in their stock certificates and receive the cash payments. Those shareholders entitled to a cash payment should not turn in their stock certificates at this time. See “Special Factors – Effective Date” on page [•].

Purposes of and Reasons for the Reverse Stock Split

The Board of Directors has decided that the costs of being an SEC reporting company outweigh the benefits and, thus, it is no longer in our best interests or the best interests of our shareholders, including our unaffiliated shareholders, for us to remain an SEC reporting company. The reverse stock split will enable us to terminate the registration of our common stock under the Exchange Act if, after the reverse stock split, there are fewer than 1,200 record holders of our common stock and we make the necessary filings with the SEC. Our reasons for proposing the reverse stock split include the following:

•

Annual cost savings we expect to realize as a result of the termination of the registration of our shares of common stock under the Exchange Act, including ongoing expenses for compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (if the Board of Directors decides not to maintain compliance pursuant to the Sarbanes-Oxley Act), and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, which we estimate will be approximately between $670,000 and $695,000 per year.

•	The large number of holders of our common stock who hold fewer than 500 shares and whose holdings have a value of less, and in many cases substantially less, than $7,375 at current market price.

•	The limited public trading volume and liquidity of our common stock.

•

The ability of our small shareholders (those holding fewer than 500 shares) to liquidate their holdings in us and receive a price for their shares that we believe is fair and attractive, without incurring brokerage commissions.

See “Special Factors – Purposes of and Reasons for the Reverse Stock Split” beginning on page [•].

Effects of the Reverse Stock Split

As a result of the reverse stock split, the number of issued and outstanding shares of our common stock will be reduced proportionately based on the reverse stock split ratio of 1-for-500. The number of authorized shares of common stock will not be reduced. Consequently, the number of authorized but unissued shares of common stock will increase as a result of the reverse stock split.

The number of our shareholders of record will, we expect, be reduced below 1,200, which will allow us to terminate the registration of our common stock under the Exchange Act. Following the termination of the registration of our common stock under the Exchange Act, we will no longer be subject to any reporting requirements under the Exchange Act or the rules of the SEC applicable to SEC reporting companies and will be able, if the Board of Directors so determines, to eliminate most of the expenses related to the disclosure, reporting and compliance requirements of the Sarbanes-Oxley Act.

Each share of common stock held by a shareholder of record owning fewer than 500 shares immediately prior to the effective date of the reverse stock split will be converted into the right to receive $14.75 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share.

Each share of common stock held by a shareholder of record owning 500 shares or more immediately prior to the effective date of the reverse stock split will be reduced proportionately based on the reverse stock split ratio of 1-for-500 and, in lieu of any fractional share, such shareholder will receive $14.75 in cash for each pre-split share that would result in the issuance of a fractional share.

Our officers, directors and 10% shareholders will no longer be subject to the reporting requirements of Section 16 of the Exchange Act or be subject to recovery of “short-swing” profits from the sale of shares of our common stock. Persons acquiring more than 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

Since our obligation to file periodic and other filings with the SEC will be suspended, our continuing shareholders may have access to less information about us and our business, operations and financial performance.

The per share exercise price of all outstanding option awards will be increased proportionately and the number of shares of our common stock issuable upon the exercise of all outstanding option awards will be reduced proportionately. These adjustments will result in approximately the same aggregate exercise price being required to be paid for all outstanding option awards upon exercise.

The number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under the Company’s equity-based compensation plan will be reduced proportionately based on the reverse stock split ratio of 1-for-500.

We estimate that as a result of the reverse stock split, approximately 579,000 of our pre-split shares, representing approximately 5.95% of the total shares of our common stock outstanding as of March 28, 2022, will be repurchased for $14.75 per pre-split share in lieu of issuing fractional shares. As a result, we estimate that the ownership percentage of our shares of common stock held by our current directors, executive officers and 10% shareholders will increase from approximately 53.9% to 57.2%.

The increase in the ownership percentage of our shares of common stock held by our current directors, executive officers and 10% shareholders and the reduction in the number of shares outstanding following the completion of the reverse stock split is based upon information we received as of March 28, 2022 as to our record holders.

See “Special Factors – Effects of the Reverse Stock Split” beginning on page [•], “Special Factors – Alternatives Considered” beginning on page [•], “Special Factors – Fairness of the Reverse Stock Split” beginning on page [•] and “Special Factors – Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons” beginning on page [•].

Fairness of the Reverse Stock Split

The special committee consisting of non-interested members of the Board of Directors (the “Special Committee”) fully considered and reviewed the terms, purposes and effects of the reverse stock split. Based on its review, the Special Committee recommended the reverse stock split to the Board of Directors. The Board of Directors then unanimously determined that the reverse stock split is procedurally and substantively fair to our shareholders, including the unaffiliated shareholders who will receive cash consideration in the reverse stock split and unaffiliated shareholders who will continue as our shareholders.

The Board of Directors considered a number of factors in reaching its determinations, including the following factors:

•

the fairness opinion prepared by Mercer Capital, a national valuation and business advisory firm (“Mercer Capital”), dated April 5, 2022, to the effect that, as of the date and based upon the assumptions made, matters considered and limits of review set forth in Mercer Capital’s written opinion, the consideration to be received by shareholders owning fewer than 500 shares of common stock immediately prior to the effective date of the reverse stock split pursuant to the reverse stock split is fair, from a financial point of view, to such shareholders;

•

anticipated annual cost savings we expect to realize as a result of the termination of the registration of our shares of common stock under the Exchange Act, including, potentially, ongoing expenses for compliance with the Sarbanes-Oxley Act, and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, which we estimate will be approximately between $670,000 and $695,000 per year;

•

the limited trading volume and liquidity of our shares of common stock and the opportunity the reverse stock split affords our smallest shareholders to obtain cash for their shares in a relatively limited trading market and at a price that we believe is fair and attractive without incurring brokerage commissions;

•

the reverse stock split will not be applied differently to holders of shares of our common stock based on their affiliate status; however, because the number of shares owned by a shareholder is a factor considered in determining affiliate status, as a practical matter, the stock of affiliated shareholders will not be cashed out in the reverse stock split; and

•

shareholders that desire to retain their equity interest in us after the reverse stock split can increase the number of shares they hold to 500 shares or more prior to the effective date of the reverse stock split, thereby avoiding being cashed-out, however; given the historically limited liquidity in our stock, there can be no assurance that any shares will be available for purchase and thus there can be no assurance that a shareholder will be able to acquire sufficient shares to meet or exceed the required 500 shares prior to the effective date of the reverse stock split.

See “Special Factors – Fairness of the Reverse Stock Split” beginning on page [•] and “Special Factors – Opinion of Kidron” beginning on page [•].

Advantages of the Reverse Stock Split

There are several advantages associated with the reverse stock split, including the following:

•	We expect to realize annual cost savings as a result of the termination of the registration of our shares of common stock under the Exchange Act.

•	Our smallest shareholders will have the opportunity to obtain cash for their shares at a price that we believe is fair and attractive, without incurring brokerage commissions.

•

The reverse stock split will not be applied to our directors, executive officers and shareholders who own more than 10% of our outstanding common stock, which we refer to in this proxy statement as our “affiliates”, differently than to shareholders who are not directors, executive officers or 10% shareholders, which we refer to in this proxy statement as our “unaffiliated shareholders”, including unaffiliated cashed out shareholders and unaffiliated continuing shareholders. The sole determining factor as to whether a shareholder will be a continuing shareholder after the reverse stock split is the number of shares of our common stock that they own on the effective date of the reverse stock split. However, because the number of shares held by a shareholder is a factor in determining affiliate status, as a practical matter, the stock of affiliated shareholders will not be cashed out in the reverse stock split.

•

Shareholders that desire to retain their equity interest in us after the reverse stock split can increase the number of shares they hold to 500 shares or more prior to the effective date of the reverse stock split, thereby avoiding being cashed out, although, there can be no assurance that a shareholder will be able to acquire sufficient shares to meet or exceed the required 500 shares prior to the effective date of the reverse stock split.

•	The Company has a substantial number of small shareholders, whose continuing maintenance is uneconomical for the Company, and such shareholders would be cashed out in the reverse stock split.

See “Special Factors – Purposes of and Reasons for the Reverse Stock Split” beginning on page [•] and “Special Factors – Fairness of the Reverse Stock Split” beginning on page [•].

Disadvantages of the Reverse Stock Split

If the reverse stock split occurs, there will be certain disadvantages to shareholders, including the following:

•	Shareholders owning less than 500 shares will no longer have any ownership interest in the Company and will no longer participate in any future earnings and growth.

•

We will cease to file annual, quarterly, current, and other reports and documents with the SEC, and shareholders will cease to receive annual reports and proxy statements as required under the Exchange Act. While we intend to continue to prepare audited financial statements and periodic unaudited financial statements and to make certain of those financial statements available to shareholders through our website, we will not be under any continuing obligation to do so. We will not be providing periodic reports in the format currently required of us under the provisions of the Exchange Act and, as a result, continuing shareholders will have access to less information about us and our business, operations, and financial performance.

•

We will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act (other than general anti-fraud provisions), but the Board of Directors may decide, in its sole discretion, to maintain its compliance with all or portions of the Sarbanes-Oxley Act.

•

We anticipate, but cannot guarantee, that our common stock will continue to be quoted on OTC Markets. Trading opportunities on OTC Markets will be dependent upon whether any broker-dealers commit to make a market for our common stock, so we cannot guarantee that our common stock will continue to be quoted on OTC Markets. In addition, because of the possible limited liquidity of our common stock, the suspension of our obligation to publicly disclose financial and other information following the reverse stock split, and the deregistration of our common stock under the Exchange Act, continuing shareholders may potentially experience a significant decrease in the value of their common stock.

•

Our directors, executive officers and 10% shareholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our directors, executive officers and 10% shareholders will no longer be subject to the recovery of the short-swing profits provisions of the Exchange Act, and persons acquiring more than 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

•

We estimate that the cost of payment to the holders in lieu of fractional shares, professional fees and other expenses of the reverse stock split will total approximately $[AMOUNT]. As a result, immediately after the reverse stock split, our cash balances on hand will be reduced by the costs incurred in the reverse stock split.

•

The reverse stock split will result in the suspension, and not the termination, of our filing obligations under the Exchange Act. If on the first day of any fiscal year after the suspension of our filing obligations we have more than 2,000 shareholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act, which would result in the Company once again incurring many of the expenses that we expect to save by virtue of the reverse stock split.

•	Under Guam law, our Articles of Incorporation and our By-Laws, no appraisal or dissenters’ rights are available to our shareholders who dissent from the reverse stock split.

•	The potentially reduced liquidity of our common stock may result in fewer opportunities to utilize equity-based incentive compensation tools to recruit and retain top executive talent.

•

Since our common stock will no longer be registered with the SEC, and we will not be filing the periodic reports and proxy statements required under the Exchange Act, it may be more difficult for us to raise equity capital from public or private sources.

•	Our decision to deregister and cease reporting with the SEC could impair our image with customers, suppliers and other stakeholders.

See “Special Factors – Fairness of the Reverse Stock Split” beginning on page [•].

Voting Information

The votes cast “for” the proposed amendments to the Articles of Incorporation must exceed the votes cast “against” the proposed amendments to the Articles of Incorporation to effect the reverse stock split. Our directors and executive officers have indicated that they intend to vote their shares of our common stock (including the shares of certain of their affiliates, 5,242,323 shares, or approximately 53.9% of our issued and outstanding shares eligible to vote at the Annual Meeting) “FOR” the reverse stock split.

See “Special Factors – Shareholder Approval” beginning on page [•] and “Annual Meeting and Voting Information – Quorum and Certain Voting Matters” on page [•].

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The receipt of cash by a shareholder in lieu of fractional shares generally will be taxable for U.S. federal income tax purposes. A continuing shareholder who does not receive cash in the reverse stock split generally should not recognize any gain or loss with respect to the reverse stock split for U.S. federal income tax purposes.

See “Special Factors – Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” beginning on page [•].

Termination of the Reverse Stock Split

The Board of Directors has reserved the right to abandon the reverse stock split if it believes the reverse stock split is no longer in our best interests, and the Board of Directors has retained authority, in its discretion, to withdraw the reverse stock split from the agenda of the Annual Meeting prior to any vote. In addition, even if the reverse stock split is approved by shareholders at the Annual Meeting, the Board of Directors may determine not to implement the reverse stock split if it subsequently determines that the reverse stock split is not in our best interests.

See “Special Factors – Termination of the Reverse Stock Split” on page [•].

QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT

The following questions and answers are intended to briefly address potential questions regarding the reverse stock split. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and any information and documents referred to or incorporated by reference in this proxy statement.

What is the reverse stock split?

The reverse stock split is a reduction of the number of our authorized and issued and outstanding common stock in a ratio of 500 shares prior to the reverse stock split to one share following the reverse split. Shareholders that own less than 500 shares prior to the reverse stock split will cease to own any shares of our common stock and instead will receive cash for their shares. The number of authorized shares of common stock will not be reduced as a result of the reverse stock split, and therefore the number of authorized but unissued shares of common stock will increase as a result of the reverse stock split.

How does the Board recommend that I vote on the proposal?

The Board unanimously recommends that you vote “FOR” the proposal to amend the Articles of Incorporation to effect the reverse stock split.

What is the purpose of the reverse stock split?

The Board of Directors has decided that the costs of being an SEC reporting company outweigh the benefits and, thus, it is no longer in our best interests or the best interests of our shareholders, including our unaffiliated shareholders, for us to remain an SEC reporting company. The reverse stock split will enable us to terminate the registration of our common stock under the Exchange Act if, as we anticipate, after the reverse stock split there are fewer than 1,200 record holders of our common stock, and we make the necessary filings with the SEC.

Our reasons for proposing the reverse stock split include:

•

Annual cost savings we expect to realize as a result of the termination of the registration of our shares of common stock under the Exchange Act, including, potentially, ongoing expenses for compliance with the Sarbanes-Oxley Act, and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, which we estimate will be approximately between $670,000 and $695,000 per year.

•

The large number of beneficial holders of our common stock who hold fewer than 500 shares and whose holdings have a value of less, and in many cases substantially less, than $7,375 at current market values.

•	The limited public trading volume and liquidity of our common stock.

•

The ability of our small shareholders (those holding fewer than 500 shares) to liquidate their holdings in the Company and receive a price that we believe is fair and attractive, without incurring brokerage commissions.

•	The ability of our management to focus on long-term growth without an undue emphasis on short-term financial results.

What does the deregistration of our common stock mean?

Following the reverse stock split, we expect that we will have fewer than 1,200 shareholders of record, which will enable us to take action to terminate the registration of our common stock under the Exchange Act. Effective on and following the termination of the registration of our common stock under the Exchange Act, we will no longer be required to file annual, quarterly and other reports with the SEC and our executive officers, directors and 10% shareholders will no longer be required to file reports relating to their transactions in our common stock. Any trading in our common stock will continue in privately negotiated sales or on OTC Markets. However, trading opportunities on OTC Markets will be dependent upon whether any broker-dealers commit to make a market for our common stock, and we cannot guarantee that our common stock will continue to be quoted on OTC markets.

What are the OTC Markets?

The OTC Markets collects and publishes quotes of market makers for over-the-counter securities through its website at www.otcmarkets.com. OTC Markets has a number of tiers on which securities may be listed, depending, in part, on the information available with respect to the issuer of the securities. Our common stock is currently traded on the OTC Pink tier, and we anticipate that our common stock will continue to trade on the OTC Pink tier if the reverse stock split is effected.

How will the reverse stock split affect the day-to-day operations of the Company?

Though the reverse stock split will have very little effect on the Company’s business and operations, it will reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings and may therefore enable management to increase its focus on managing our business and growing shareholder value.

What will I receive in the reverse stock split?

If you own fewer than 500 shares of our common stock immediately prior to the effective date of the reverse stock split, you will receive $14.75 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, from us for each pre-reverse stock split share that you own. If you own more than 500 shares of our common stock immediately prior to the effective date of the reverse stock split, you will receive one share of post-split stock for every 500 shares of pre-split shares you own as of the effective date of the reverse stock split, and you will receive a $14.75 cash payment in lieu of any fraction of a share you would otherwise be entitled to receive as a result of the reverse stock split.

What potential conflicts of interest are posed by the reverse stock split?

Our directors, executive officers and 10% shareholders may have interests in the reverse stock split that are different from your interests as a shareholder and have relationships that may present conflicts of interest. While our Board of Directors recommends a vote “FOR” the reverse stock split, to the Company’s knowledge, none of the Company’s affiliates has made a recommendation, in their individual capacities, either in support of or opposed to the reverse stock split. Our directors and executive officers have indicated that they intend to vote their shares of our common stock, including shares of certain of their affiliates (5,242,323 shares, or approximately 53.9% of our issued and outstanding shares eligible to vote at the Annual Meeting), “FOR” the reverse stock split.

Upon the effectiveness of the reverse stock split, the aggregate number of shares of our common stock owned by our current directors, executive officers and 10% shareholders will be reduced proportionately by the reverse stock split ratio of 1-for-500 and the ownership percentage of the shares of our common stock held by our current directors, executive officers and 10% shareholders will increase by approximately 4.3% from 53.9% to 57.2% as a result of the reduction of the number of shares of our common stock outstanding. Each of our directors and executive officers will continue to serve as a director or executive officer after the reverse stock split. Directors, executive officers and any shareholders who own more than 10% of our outstanding common stock will experience certain advantages after the reverse stock split in that they will be relieved of certain SEC reporting requirements and will no longer be subject to the “short-swing profit” trading recovery provisions under Section 16 of the Exchange Act. Information regarding our officers’ and directors’ compensation and stock ownership will no longer be publicly available, and persons acquiring more than 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act. In addition, by deregistering our common stock under the Exchange Act subsequent to the consummation of the reverse stock split, we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act, from making personal loans to our directors or executive officers, although no such loans currently are contemplated.

What if I hold fewer than 500 shares of common stock and hold all of my shares in street name?

If you hold fewer than 500 shares of our common stock in street name, your broker, bank or other nominee is considered the shareholder of record with respect to those shares and not you. It is possible that the bank, broker or other nominee also holds shares for other beneficial owners of our common stock and that it may hold 500 or more total shares. Therefore, depending upon their procedures, they may not be obligated to treat the reverse stock split as affecting beneficial owners’ shares. It is our desire to treat shareholders holding fewer than 500 shares of our common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their name. However, we may not have the necessary information to compare your record holdings with any shares that you may hold in street name in a brokerage account and these banks, brokers and other nominees may have different procedures for processing the reverse stock split. Accordingly, if you hold your shares of our common stock in street name, we encourage you to contact your bank, broker or other nominee.

What happens if I own a total of 500 or more shares of common stock beneficially through multiple brokerage firms in street name, or through a combination of record ownership in my name and one or more brokerage firms in street name?

We may not have the information to compare your record holdings and your ownership through a brokerage firm or to compare your holdings in two or more different brokerage firms. As a result, if you hold more than the minimum number of shares, you may nevertheless have your shares cashed out if you hold them in a combination of record and street name or through accounts in several brokerage firms. If you are in this situation and desire to remain a shareholder of the Company after the reverse stock split, we recommend that you combine your holdings in one brokerage account or transfer any shares held through a brokerage firm into record name prior to the effective date of the reverse stock split. You should be able to determine whether your shares will be cashed out by examining your brokerage account statements to see if you hold more than the minimum number of shares in any one account. To determine the reverse stock split’s effect on any shares you hold in street name (and possible payment of the cash consideration), you should contact your broker, bank or other nominee.

If I own fewer than 500 shares of common stock, is there any way I can continue to be a shareholder of the Company after the reverse stock split?

If you own fewer than 500 shares of our common stock before the reverse stock split, the only way you can continue to be a shareholder of the Company after the reverse stock split is to acquire, prior to the effective date, sufficient additional shares to cause you to own a minimum of 500 shares on the effective date. However, given the historically limited liquidity of our common stock, we cannot assure you that any shares will be available for purchase and thus there can be no assurance that you will be able to acquire sufficient shares to meet or exceed the required 500 shares. In such an instance, you would no longer remain a shareholder of the Company after the effective date.

Is there anything I can do if I own 500 or more shares of common stock, but would like to take advantage of the opportunity to receive cash for my shares as a result of the reverse stock split?

If you own 500 or more shares of our common stock before the reverse stock split, you can only receive cash for all of your shares if, prior to the effective date, you reduce your stock ownership to fewer than 500 shares by selling or otherwise transferring shares. However, there can be no assurance that any purchaser for your shares will be available.

What will happen if the reverse stock split is approved by our shareholders?

Assuming that we have fewer than 1,200 record holders of our common stock after the reverse stock split, we will file applicable forms with the SEC to deregister our shares of common stock under the Exchange Act. Upon the effectiveness of those filings, we would no longer be subject to the reporting and related requirements under the Exchange Act that are applicable to public companies. We will also no longer be subject to the provisions of the Sarbanes-Oxley Act, although the Board of Directors may decide, in its sole discretion, to maintain compliance with the Sarbanes-Oxley Act. Also, any trading in our common stock will continue to occur, if at all, in privately negotiated sales or on OTC Markets.

What will happen if the reverse stock split is not approved?

If the reverse stock split is not approved by our shareholders, we will continue to operate our business, and we will continue to incur the costs involved with being a public company. We also may decide to evaluate and explore available alternatives, although the Board of Directors has not yet made a determination that any of those alternatives are feasible or advisable.

If the reverse stock split is approved by the shareholders, can the Board of Directors determine not to proceed with the reverse stock split?

Even if the reverse stock split is approved by the shareholders, the Board of Directors may determine not to proceed with the reverse stock split if it believes that proceeding with the reverse stock split is not in our best interests or in the best interests of our shareholders, including all unaffiliated shareholders.

What are the material U.S. federal income tax consequences of the reverse stock split?

The receipt of cash by a holder of less than 500 shares in the reverse stock split generally will be taxable for U.S. federal income tax purposes. In general, neither the Company nor any continuing shareholder who does not receive cash in the reverse stock split should be subject to U.S. federal income taxation with respect to the reverse stock split. To review the material U.S. federal income tax consequences of the reverse stock split in greater detail, see “Special Factors – Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” beginning on page [•]. We urge you to consult with your personal tax advisor regarding the tax consequences to you of the reverse stock split.

Should I send in my stock certificates now?

No. After the reverse stock split is completed, we will send instructions on how to receive any cash payments to which you may be entitled.

What is the total cost of the reverse stock split to the Company?

Since we do not know how many record and beneficial holders of our common stock will receive cash for their shares in the reverse stock split, we do not know the exact cost of the reverse stock split. However, based on information that we have received as of March 28, 2022 with regard to the size of holdings of those of you who may hold shares in street name, as well as our estimates of other reverse stock split expenses, we believe that the total cash requirement of the reverse stock split to us will be approximately $[8.8 million]. This amount includes approximately $8.7 million needed to cash out fractional shares, approximately $[60 thousand] of legal, accounting and financial advisory fees, approximately $[AMOUNT] for transfer agent costs and approximately $[AMOUNT] of other costs, including costs of printing and mailing, to effect the reverse stock split. This total amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding after the reverse stock split as a result of purchases, sales and other transfers of our shares of common stock by our shareholders.

Am I entitled to appraisal rights in connection with the reverse stock split?

[No. Under Guam law, our Articles of Incorporation and our By-Laws, no appraisal or dissenters’ rights are available to our shareholders who dissent from the reverse stock split.]

ADDITIONAL INFORMATION ABOUT THE REVERSE STOCK SPLIT

Purposes of and Reasons for the Reverse Stock Split

Our Board of Directors has decided that the costs of being an SEC reporting company outweigh the benefits and, thus, it is no longer in our best interests or the best interests of our shareholders, including our unaffiliated shareholders, for us to remain an SEC reporting company. Therefore, our Board of Directors has unanimously authorized, subject to shareholder approval, a 1-for-500 reverse stock split of our common stock. At the Annual Meeting, shareholders are being asked to consider and vote upon a proposal to amend our Articles of Incorporation to effect the reverse stock split. A copy of the proposed amendment to our Articles of Incorporation for the reverse stock split is attached as Annex A.

The reverse stock split will enable us to terminate the registration of our common stock under the Exchange Act if, after the reverse stock split, there are fewer than 1,200 record holders of our common stock, and we make the necessary filings with the SEC. Management believes that we will be able to realize significant cost savings by the elimination of most of the expenses related to the disclosure, reporting and compliance requirements of the Exchange Act, the Sarbanes-Oxley Act (if the Board of Directors decides not to maintain compliance with the Sarbanes-Oxley Act), and other federal securities laws and regulations. The costs associated with these obligations constitute a significant overhead expense. These costs include increased professional fees for our auditors and corporate counsel, costs related to our Director and Officer insurance policy, printing and mailing costs, internal compliance costs and transfer agent costs. These SEC registration-related costs have been increasing over the years, and we believe that they will continue to increase, particularly as a result of the additional procedural, reporting, auditing and disclosure obligations imposed on public companies by the Sarbanes-Oxley Act in general and Section 404 of the Sarbanes-Oxley Act in particular.

As a result of the reverse stock split, (i) each share of common stock held by a shareholder of record owning fewer than 500 shares immediately prior to the effective date of the reverse stock split will be converted into the right to receive $14.75 in cash (subject to any applicable Guam, U.S. federal, state and local withholding tax), without interest, per pre-split share, and (ii) each share of common stock held by a shareholder of record owning 500 shares or more immediately prior to the effective date of the reverse stock split will remain a shareholder of the Company and will also receive cash in lieu of any fractional shares resulting from the reverse stock split. The shares of common stock acquired by the Company as a result of the reverse stock split will be restored to the status of authorized but unissued shares, which will reduce the number of outstanding shares.

In determining whether the number of our shareholders of record falls below 1,200 as a result of the reverse stock split, we must count shareholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as the Depository Trust & Clearing Company (“DTC”) and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, each depository’s accounts are treated as the record holder of shares.

As a result of the reverse stock split and the repurchase of shares in lieu of issuing fraction shares, we expect to have approximately 1,100 record holders of our shares, which would enable us to terminate the registration of our shares under the Exchange Act. If the reverse stock split is consummated, we intend to file with the SEC a Form 15 to deregister our shares. Upon the filing of the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after filing of the Form 15. Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended, or again have record holders of our common stock in excess of 2,000.

It is anticipated that our shares of common stock will continue to be quoted on OTC Markets following the reverse stock split. OTC Markets is a centralized quotation service that collects and publishes market maker quotes for securities. OTC Markets categorizes all securities trading over-the-counter into easily identifiable tiers. Our common stock is currently traded on the OTC Pink tier. Following consummation of the reverse stock split, when we will no longer be filing reports under the Exchange Act, we anticipate that our common stock will continue to trade on the OTC Pink.

Although we anticipate that our shares will be quoted on OTC Markets, there can be no assurance that any broker-dealer will be willing to continue to act as a market maker in our shares after the reverse stock split.

Our reasons for proposing the reverse stock split include the following:

Significant Cost Savings. We expect to realize annual cost savings as a result of the termination of the registration of our shares of common stock under the Exchange Act, including ongoing expenses for compliance with the Sarbanes-Oxley Act if the Board of Directors decides, in its sole discretion, to no longer maintain compliance pursuant to the Sarbanes-Oxley Act, and other accounting, legal, printing and miscellaneous costs associated with being a publicly traded company, between $670,000 and $695,000 per calendar year, as follows:

Item	Year 1 Est. Savings	Year 2 Est. Savings
Legal	$47,273	$48,691
Audit and Review	$470,689	$484,810
Sarbanes-Oxley Audit	$37,036	$38,147
Directors Fees	$37,036	$38,147
Annual Meeting / Proxy	$2,947	$3,036
Computer Equipment and Software	$57,597	$59,325
Employee-Related Savings	$58,716	$60,478
TOTAL	$674,259	$694,486

The external costs associated with our public reports and other filing obligations, as well as other external costs relating to public company status, comprise a significant part of operating expense.

In addition, as a non-SEC reporting company, our management and employees will no longer be required to spend time preparing the periodic and other reports required of SEC reporting companies under the Exchange Act, and complying with the Sarbanes-Oxley Act (although the Board of Directors may decide, in its sole discretion, to continue to maintain compliance pursuant to the Sarbanes-Oxley Act). We believe that this time could more effectively be devoted to other purposes, such as operating our business and undertaking new initiatives that may result in greater long-term growth.

Absence of Benefit to the Company and Its Shareholders of Public Reporting. We enjoy little benefit from being a public reporting company. The benefits of public reporting, and the reasons we believe they are currently not significant to our Company and shareholders, include:

•

Liquidity. Our common stock is quoted on the OTC Pink tier of OTC Markets and does not experience significant trading volume. Over the preceding 52 weeks the average daily trading volume of our common stock was 163 shares. Because our common stock is currently thinly traded, we do anticipate that our ceasing to be a public reporting company will have a significant effect on the liquidity of shares of our common stock.

•

Publicly Available Information. We expect to continue to make available annual financial information concerning our business and operations on our website. Although this will not include all the information that is required to be included in filings with the SEC, it will provide our shareholders with significant information concerning the Company.

Liquidity for Small Stockholdings. The reverse stock split will permit our small shareholders (those holding fewer than 500 shares) to liquidate their shares, at a price that we believe is both fair and attractive, without incurring brokerage commissions. Given the current lack of market activity in our common stock, this is an opportunity that might not otherwise be available to our shareholders.

Substantial Number of Small Holders. The Company has a large number of shareholders who own less than 500 shares, which is less, and in many cases substantially less, than $7,375 in value at current market prices. The Company believes that it is uneconomical for the Company to continue to maintain share positions of such a small size. These small positions will be cashed out as a result of the reverse stock split.

Background of the Reverse Stock Split

We are a Guam corporation organized in 2011 to be a bank holding company for Bank of Guam, our wholly-owned subsidiary (the “Bank”).

The Board of Directors of the Company has from time to time considered the advisability of deregistering the Company’s common stock under the Exchange Act, to avoid the costs, relative to the benefits, of compliance with the requirements of the Exchange Act. As part of its deliberations on this issue, the Board of Directors considered the benefits to the Company and its shareholders of the continued registration of the common stock that might justify the continuing public company costs being incurred by the Company.

February 28, 2022, the Board of Directors created a special committee of the Board of Directors (the “Special Committee”) to evaluate a reverse stock split transaction to reduce the number of shareholders of the Company to a level that would allow deregistration with the SEC.

On March 10, 2022, the Special Committee engaged Mercer Capital to advise with respect to this process.

On April 5, 2022 the Special Committee met to consider the advisability and terms of the proposed reverse stock split. The Special Committee received the results of a valuation analysis performed by Mercer Capital as well as a presentation from management and counsel. Representatives of Mercer Capital reviewed the valuation analysis presented to the Special Committee and answered any questions pertaining to the analysis. Based on these considerations, and its own knowledge of the Company’s business and its prospects, the Special Committee tentatively determined that a price of $15.00 per share would constitute fair and equitable consideration for shareholders whose shares will be eliminated as a consequence of the reverse stock split. The Special Committee then reviewed considerations for and against the reverse stock split and the consideration proposed to be paid in the reverse stock split. The Special Committee also considered potential alternatives to the reverse stock split. The Special Committee’s recommendation was made subject to further consideration, receipt of a fairness opinion from the Board of Directors’ financial advisor and a final decision whether or not to proceed with the reverse stock split. The Special Committee also recommended that the Board establish a reverse stock split ratio of 1-for-400 shares.

On April 5, 2022, the Board of Directors met to receive the recommendations of the Special Committee. The Board of Directors received a report from the Special Committee, and presentations from management and counsel that reviewed the considerations addressed at the Special Committee’s meeting. The Board of Directors accepted the recommendations of the Special Committee, subject to receiving the final report and fairness opinion from Mercer Capital.

Following the April 5, 2022 meetings of the Special Committee and the Board of Directors, the Company provided updated information through March 31, 2022 to Mercer Capital, which resulted in Mercer Capital adjusting the range of its valuation to $14.60 to $15.17 per share. The Company also determined that a 1-for-400 reverse stock split ratio would not be sufficient to reduce the number of shareholders of record below the 1,200 threshold necessary to deregister the Company’s shares.

On April 12, 2022 the Special Committee met again to consider the updated valuation and shareholder estimates. Based on these considerations, and its own knowledge of the Company’s business and its prospects, the Special Committee determined that a price of $14.75 per share would constitute fair and equitable consideration for shareholders whose shares will be eliminated as a consequence of the reverse stock split. The Special Committee also recommended that the Board establish a reverse stock split ratio of 1-for-500 shares.

On April 12, 2022 the Board of Directors met to receive the recommendations of the Special Committee and make a determination to proceed with the reverse stock split and the consideration that would be payable in the reverse stock split to shareholders. The Board of Directors received a report from the Special Committee, and presentations from management and counsel . Based on the various considerations reviewed by the Board of Directors, including the Mercer Capital analysis and the recommendations of the Special Committee, the Board of Directors determined that $14.75 per share was a fair and equitable price for the Company’s shares. Following deliberations, the Board of Directors then determined unanimously to proceed with a 1-for-500 reverse stock split, in which consideration of $14.75 per share would be paid in in lieu of fractional shares. In reaching its decision to proceed with the deregistration through the reverse stock split, the Board of Directors also considered the various other factors discussed in this prospectus.

The full text of Mercer Capital’s written opinion, dated April 5, 2022, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the reviews undertaken in rendering the opinion, is attached as Annex B to this proxy statement. Shareholders are urged to read the updated opinion carefully and in its entirety.

For a further discussion of fairness of the reverse stock split, see “Special Factors – Fairness of the Reverse Stock Split” beginning on page [•] and “Special Factors – Opinion of [•]” beginning on page [•].

Fairness of the Reverse Stock Split

The Board of Directors believes that the reverse stock split is fair to the unaffiliated shareholders of the Company, including both unaffiliated shareholders who will be cashed out after the reverse stock split and those who continue to be shareholders of the Company after the reverse stock split. After consideration of all aspects of the reverse stock split, as described below, the Board of Directors, following the recommendation of the Special Committee, unanimously approved the reverse stock split. Except for such approval, we are not aware that any of our affiliates has made a recommendation, in their individual capacities, either in support of or opposed to the reverse stock split.

Substantive Fairness

In making its recommendation, the Special Committee and the Board of Directors considered, among other things, the factors listed below, in reaching its conclusion as to the substantive fairness of the reverse stock split to our unaffiliated shareholders, including both unaffiliated holders who are cashed-out after the reverse stock split and those who continue as shareholders after the reverse stock split. The Special Committee did not assign specific weight to any factors it considered, nor did it apply them in a formulaic fashion, although the Special Committee particularly noted the opportunity in the reverse stock split for shareholders to sell their holdings at a fair and attractive price, as well as the significant cost and time savings for us resulting from the reverse stock split which will benefit our continuing shareholders. The Special Committee relied upon, and adopted the analyses and conclusions of Mercer Capital in determining whether the consideration offered to unaffiliated shareholders constitutes fair value in relation to the going concern value. The discussion below is not meant to be exhaustive, but we believe includes all material factors considered by the Special Committee, and, in turn, the Board of Directors, in reaching their determinations.

•	Future Cost and Time Savings. The Board of Directors noted that, as a public company, we are required to prepare and file with the SEC, among other items, the following:
•	Quarterly Reports on Form 10-Q;

•	Annual Reports on Form 10-K;

•	Proxy statements and annual shareholder reports as required by Regulation 14A under the Exchange Act; and

•	Current Reports on Form 8-K.

•

The Board of Directors noted that the external costs associated with our public reports and other filing obligations, as well as other external costs relating to our status as a public reporting company, comprise a significant overhead expense, as described above.

•

Opinion of the Financial Advisor. The Board of Directors considered the written presentation dated April 5, 2022 prepared by Mercer Capital, the oral presentation of Mercer Capital to the Special Committee on April 5, 2022, and the opinion of Mercer Capital rendered to the Board of Directors on April 5, 2022, to the effect that, as of the date and based upon the assumptions made, matters considered and limits of review set forth in Mercer Capital’s written opinion, the consideration to be received by shareholders pursuant to the reverse stock split is fair, from a financial point of view, to such shareholders. For more information about the opinion, you should read the discussion below under “Special Factors – Fairness Opinion of Mercer Capital” and the copy of the opinion of Mercer Capital dated April 5, 2022, attached as Annex B to this proxy statement.

•

Valuation. In determining the consideration to be paid to shareholders in lieu of issuing fractional shares in the reverse stock split, the Board of Directors considered the per share valuation range for our common stock calculated by the Board of Directors’ financial advisor of $14.60 to $15.17 per share. The Board of Directors determined to select a price within the valuation range calculated by Mercer Capital.

•

Limited Liquidity for the Company’s Common Stock. The Board of Directors noted that the trading volume in our common stock has been, and continues to be, relatively limited. The average daily trading volume of the stock for the 52-week period ended April 11, 2022 was approximately 163 shares per day.

•

Opportunity to Liquidate Shares of Common Stock. The Board of Directors considered the opportunity the reverse stock split presents for shareholders owning fewer than 500 shares to liquidate their holdings at a price that we believe is fair and attractive, without incurring brokerage costs.

•

Potential Ability to Remain a Holder of or Liquidate Our Shares. Current shareholders of fewer than 500 shares can remain shareholders of the Company by acquiring additional shares so that they own at least 500 shares immediately before the reverse stock split. Conversely, shareholders that own 500 or more shares and desire to liquidate their shares in connection with the reverse stock split (at the price offered by us) can reduce their holdings to less than 500 shares by selling shares prior to the reverse stock split. It should be noted that as there is a limited trading market for our common stock on OTC Markets, a shareholder seeking to either increase or decrease holdings prior to the effective date of the reverse stock split may not be able to do so. As a result, there can be no assurance that a shareholder will be able to acquire or sell sufficient shares to control whether such shareholder remains a shareholder following the effective date of the reverse stock split. Due to these concerns, the Board of Directors did not place undue influence on this factor.

•

Equal Treatment of Affiliated and Unaffiliated Holders of Our Shares. The reverse stock split will not be applied to holders of our shares differently on the basis of affiliate status. The sole determining factor in whether a shareholder will be a cashed-out holder or a continuing holder of our common stock as a result of the reverse stock split is the number of shares of our common stock held by the shareholder immediately prior to the reverse stock split. However, because the number of shares held by a shareholder is a factor in determining whether a shareholder has affiliate status, as a practical matter affiliated shareholders will not be cashed out in the reverse stock split.

•

Substantial Number of Small Holders. The Company has a large number of shareholders who own less than 500 shares, which is less than $7,375 in value at current market prices. The Company believes that it is uneconomical for the Company to continue to maintain share positions of such a small size. These small positions would be cashed out as a result of the reverse stock split.

•

Current and Historical Prices. The Board of Directors considered both historical market prices and recent trading activity and current market prices of our common stock. Specifically, the Board of Director’s considered that the cash-out price of $14.75 per share represents a 26% premium to the Company’s $11.72 per share volume weighted average price for the first quarter of 2022.

Disadvantages of the Reverse Stock Split

The Board of Directors also considered the disadvantages of the reverse stock split, including that:

•

No Participation in Future Growth by Cashed-out Shareholders. After the reverse stock split, holders of less than 500 shares of our common stock will no longer have any ownership interest in us and will no longer participate in our future earnings and growth.

•

Reduction in Information about the Company. After completion of the reverse stock split, we will cease to file annual, quarterly, current, and other reports and documents with the SEC. While we intend to continue to prepare audited annual financial statements which will be made available to shareholders through our website, we will not be under any continuing obligation to do so. We will not be providing periodic reports in the format currently required of us under the provisions of the Exchange Act and, as a result, continuing shareholders will have access to less information about us and our business, operations, and financial performance.

•

Limited Liquidity. After the reverse stock split, we expect that our common stock will continue to be quoted on the OTC Pink of OTC Markets where it is currently quoted. Trading opportunities on OTC Markets will depend upon whether any broker-dealers commit to make a market for our common stock, and we cannot guarantee that common stock will continue to be quoted on OTC Markets. In addition, because of the possible limited liquidity of our common stock, the suspension of our obligation to publicly disclose financial and other information following the reverse stock split, and the deregistration of our common stock under the Exchange Act, continuing shareholders may potentially experience a significant decrease in the value of their common stock.

•

Limited Oversight. After completion of the reverse stock split, we will no longer be subject to the provisions of the Sarbanes-Oxley Act (although the Board of Directors may decide, in its sole discretion, to continue to maintain compliance with some or all of provisions of the Sarbanes-Oxley Act) and certain of the liability provisions of the Exchange Act.

•

Reporting Obligations of Certain Insiders. Our executive officers, directors and 10% shareholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% shareholders will no longer be subject to the short-swing profits recovery provisions of the Exchange Act, and persons acquiring more than 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

•

Reduced Cash on Hand. We estimate that the cost of payment to holders of less than 500 shares, professional fees, transfer agent costs and other expenses of the reverse stock split will total approximately $[8.8 million]. As a result, immediately after the reverse stock split, our cash balances on hand will be reduced by the costs incurred in the reverse stock split.

•

Filing Requirements Reinstated. The filing of the Form 15 will result in the suspension and not the termination of our filing obligations under the Exchange Act. This suspension remains in effect so long as we have fewer than 2,000 shareholders of record. Thus, subsequent to the time the Form 15 is filed, if on the first day of any fiscal year we have more than 2,000 shareholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act. That is one of the reasons we have targeted to reduce the total number of shareholders of the Company to 1,100 after the reverse stock split, which is below the 1,200-shareholder threshold required to suspend filing obligations.

•	No Appraisal Rights. Under Guam law, our Articles of Incorporation and our By-Laws, no appraisal or dissenters’ rights are available to our shareholders who object to the reverse stock split.

•

Reduced Management Incentive. The lack of liquidity typically associated with stock of a non-reporting issuer may result in fewer opportunities to utilize equity-based incentive compensation tools to recruit and retain executive talent. Stock options and other equity-based incentives are typically less attractive if they cannot be turned into cash quickly and easily once earned. Our Board of Directors did not view this as a significant factor because of the current limited liquidity of our common stock.

•

Less Attractive Acquisition Currency. Stock that is registered with the SEC is generally a more attractive acquisition currency than unregistered stock, since the acquirer of the publicly traded security has constant access to important information about the publicly traded company. Our Board of Directors recognized that this may not be a significant disadvantage, however, because we have not historically utilized our stock as currency in acquisitions.

•

Loss of Prestige. Public reporting companies are often viewed by shareholders, employees, investors, customers, vendors and others as more established, reliable and prestigious than privately held companies. In addition, public reporting companies are often followed by analysts who publish reports on their operations and prospects. Companies that lose status as a public reporting company may risk losing prestige in the eyes of the public, the investment community and key constituencies. However, our Board of Directors felt that this was not a significant factor in considering whether to undertake the reverse stock split due to the fact that we do not currently enjoy research analyst coverage or similar media attention.

Procedural Fairness

We did not retain an unaffiliated representative to act solely on behalf of our unaffiliated shareholders for the purpose of negotiating the terms of the reverse stock split or preparing a report covering the fairness of the reverse stock split. The Board of Directors did, however, form the Special Committee to approve the reverse stock split.

The Board of Directors also noted that this proxy statement, along with our other filings with the SEC, provide a great deal of information for unaffiliated shareholders to make an informed decision as to the reverse stock split. The Board of Directors therefore made no special provision for the review of our files by our unaffiliated shareholders, although subject to certain conditions, Guam law provides shareholders with the right to review our books and records.

The Board of Directors understands that our directors and executive officers indicated that they and certain of their affiliates intend to vote the shares of common stock over which they have voting power in favor of the reverse stock split and that, if they do so, the reverse stock split will be approved regardless of how any other shareholders vote their shares. However, the Board of Directors determined not to condition the approval of the reverse stock split on approval by a majority of unaffiliated shareholders. The Board of Directors noted that affiliated and unaffiliated shareholders will be treated equally in the reverse stock split. If separate approval of unaffiliated shareholders were required, our affiliated shareholders would receive lesser voting rights than unaffiliated shareholders solely on the basis of their affiliate status even though they will receive no additional benefits or different treatment in the reverse stock split and any such requirement would prevent a majority of the outstanding shares of our common stock from participating in the consideration of the proposed reverse stock split. Furthermore, a vote of the majority of unaffiliated shareholders is not required under Guam law.

Recommendation of the Board of Directors

At a meeting held on April 12, 2022, based on the foregoing analyses and the recommendation of the Special Committee, including a consideration of the disadvantages of the reverse stock split, the Board of Directors unanimously determined that the reverse stock split is procedurally and substantively fair to and in the best interests of the Company and its unaffiliated shareholders, and unanimously approved the reverse stock split and recommends that you vote “FOR” approval of the reverse stock split.

Alternatives Considered

Our Board of Directors considered other methods of effecting a transaction to deregister our common stock, but ultimately rejected each of these alternatives and determined that the reverse stock split was preferable to the other alternatives.

When considering the various alternatives to the reverse stock split, the primary focus was the level of assurance that the selected alternative would result in us having fewer than 1,200 record owners of our common stock, thus allowing us to achieve our objective of terminating registration of our common stock under the Exchange Act, the time frame within which such alternative could reasonably be expected to be achieved, again relative to the other alternatives under consideration, as well as the potential costs of the alternative transactions.

•

Issuer Tender Offer. Under this alternative, we would offer to purchase a set number of shares of our common stock according to a specific timetable. Because of the requirement in an issuer tender offer to treat tendering shareholders ratably, shares would have to be repurchased on a pro rata basis and, as a result, there would be no assurance that enough shareholders would tender all of their shares of our common stock to reduce the number of record holders of our common stock to fewer than 1,200. If the number of record holders remained in excess of 1,200, we would have to resort to a reverse stock split to eliminate additional record holders. In light of the indeterminate number of shares necessary to accomplish the objective of a deregistration transaction under this alternative, the cost of doing so was determined to be too uncertain and most likely significantly in excess of the cost associated with the reverse stock split.

•

Odd Lot Tender Offer. Unlike a traditional issuer tender offer, an odd lot tender offer would be offered only to shareholders owning a set number (or fewer) shares of our common stock. Because the tender of shares would be at the option of the shareholder, there could be no assurance that enough shareholders would participate so as to reduce the number of record holders to fewer than 1,200. Our Board of Directors opted for the reverse stock split because of the lack of assurance that an odd lot tender offer would produce the intended result.

•

Purchase of Shares on the Open Market. We have the ability to make periodic repurchases of our common stock in the open market. However, this alternative would take an extended amount of time to complete, and, as it would be voluntary, there would be no assurance of acquiring sufficient shares to reduce the number of record holders to fewer than 1,200. The cost of such a method would also be undeterminable. Also, because many registered shareholders who own small numbers of shares do not hold their shares in brokerage accounts, open market purchase efforts are ineffective in reaching such shareholders.

For the reasons discussed above, our Board of Directors unanimously agreed that the reverse stock split was the most expeditious and economical way of undertaking a deregistration transaction.

Effects of the Reverse Stock Split

Generally

The Board of Directors is soliciting shareholder approval for the reverse stock split. If approved by the shareholders and implemented by the Board of Directors, we anticipate that the reverse stock split will be effected as soon as possible after the date of the Annual Meeting, subject to the receipt of all required regulatory approvals, on the date the Company files the Articles of Amendment to our Articles of Incorporation with the Guam Department of Revenue and Taxation, or on any later date that the Company may specify in such Articles of Amendment.

At the Annual Meeting, shareholders are being asked to consider and vote upon a proposal to amend our Articles of Incorporation to effect the reverse stock split. A copy of the proposed Articles of Amendment to our Articles of Incorporation for the reverse stock split is attached as Annex A.

If the reverse stock split is completed, the following will occur:

•

Each share of common stock held by a shareholder of record owning fewer than 500 shares immediately prior to the effective date of the reverse stock split will be converted into the right to receive $14.75 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share.

•

Each share of common stock held by a shareholder of record owning 500 shares or more immediately prior to the effective date of the reverse stock split will represent 1/500th of a share of common stock after completion of the reverse stock split and, in lieu of the Company issuing fractional shares, a cash payment of $14.75 (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share which would result in the issuance of a fractional share.

•

We expect to have fewer than 1,200 shareholders of record of our common stock following the reverse stock split and, therefore, to be eligible to terminate registration of our common stock with the SEC, which would suspend our obligation to continue filing annual and periodic reports and other filings required under the federal securities laws that are applicable to public reporting companies and potentially eliminate most of the expenses related to the disclosure, reporting and compliance requirements of the Sarbanes-Oxley Act.

•

The Board of Directors anticipates that our common stock will continue to trade on the OTC Pink tier of OTC Markets where the common stock is currently quoted. The liquidity of our common stock has been limited in the past, however, and its liquidity could further contract because we will no longer be a public reporting company.

There will be no differences between the respective rights, such as dividend, voting, liquidation or other rights, preferences or limitations of our common stock prior to the reverse stock split and our common stock after the reverse stock split.

Effects on the Company

Upon completion of the reverse stock split, it is anticipated that we will have fewer than 1,200 shareholders of record and will therefore be eligible to terminate the registration of our common stock with the SEC and become a non-reporting company. In determining whether the number of our shareholders of record falls below 1,200 as a result of the reverse stock split, we will count shareholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including us, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as the Depository Trust & Clearing Company and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, the Depository Trust & Clearing Company’s and other depositories’ accounts are treated as the record holders of our shares. Based on information available to us as of the record date, we expect that as a result of the reverse stock split the number of our shareholders of record would be reduced to approximately 1,100.

The registration of our common stock may be terminated upon application by us to the SEC if there are fewer than 1,200 shareholders of record of our common stock. If the reverse split is consummated and, as expected, we will have fewer than 1,200 shareholders of record, we intend to promptly file with the SEC a Form 15 making a certification to that effect. Our obligation to file periodic and current reports as a result of our common stock’s registration under the applicable provisions of the Exchange Act will be suspended immediately upon the filing of the Form 15. After the 90-day waiting period following the filing of the Form 15:

•	our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act also will be terminated;

•

our executive officers, directors and 10% shareholders no longer will be required to file reports relating to their transactions in our common stock with the SEC and no longer will be subject to the recovery of short-swing profits provisions of the Exchange Act; and

•	persons acquiring more than 5% of our common stock no longer will be required to report their beneficial ownership under the Exchange Act.

However, following the filing of the Form 15 with the SEC, if on the first day of any fiscal year we have more than 2,000 shareholders of record we once again will become subject to the reporting requirements of the Exchange Act. Also, we will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

We anticipate that following the reverse stock split we will continue to operate as we have done prior to the reverse stock split.

The reverse stock split is estimated to result in the retirement of approximately 579,400 shares of common stock at a cost of $14.75 per share. Including expenses for the reverse stock split, the Company estimates that the total cost of the reverse stock split to us, including fees and expenses for the various legal and financial advisers, will be approximately $[8.5 million]. Our cash balances will be reduced accordingly. The consideration to be paid to shareholders in lieu of fractional shares and the other costs of the reverse stock split will be paid from cash on hand.

See “Special Factors – Source of Funds and Expenses” on page [•].

Our common stock is currently quoted on the OTC Pink tier of OTC Markets. We expect that our common stock will continue to be quoted on the OTC Pink tier of OTC Markets following consummation of the reverse stock split. The resulting lack of public information concerning the Company may further reduce the liquidity of our common stock.

OTC Markets is a quotation service that collects and publishes market maker quotes for over-the-counter securities. OTC Markets is not a stock exchange or a regulated entity. Price quotations are provided by over-the-counter market makers and company information is provided by the over-the-counter companies. There is no assurance that there will be any quotations of our common stock on OTC Markets after the reverse stock split or that they will continue for any length of time.

Effects on the Cashed-Out Shareholders

Shareholders holding fewer than 500 shares of common stock immediately prior to the effective date of the reverse stock split will cease to be shareholders of the Company. They will lose all rights associated with being our shareholder, such as the right to attend and vote at shareholder meetings and receive dividends and distributions. These shareholders will receive the right to be paid $14.75 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, for each share of common stock owned immediately prior to the reverse stock split. These shareholders will be liable for any applicable taxes but will not be required to pay brokerage fees or service charges. Promptly after the effective date of the reverse stock split, we will send a transmittal letter explaining to such shareholders how they can surrender their stock certificates in exchange for cash payment. The length of time between the effective date of the reverse stock split and the date on which a shareholder of less than 500 shares of common stock will receive such shareholder’s cash will depend, in part, on the amount of time taken by such shareholder to return his or her stock certificates with a properly completed letter of transmittal. No cash payment will be made to any such shareholder until he or she has surrendered his or her outstanding stock certificate(s), together with the letter of transmittal, in accordance with the terms of the letter of transmittal. Following the surrender of stock certificates in accordance with the terms of the letter of transmittal, shareholders should receive cash payments promptly. No interest will be paid on the cash payment at any time.

If a shareholder owns fewer than 500 shares of our common stock before the reverse stock split, the only way the shareholder can continue to be our shareholder after the reverse stock split is to acquire, prior to the effective date of the reverse stock split, sufficient additional shares to cause such shareholder to own a minimum of 500 shares on the effective date of the reverse stock split. However, given the historically limited liquidity of our common stock, we cannot assure you that any shares will be available for purchase and thus there can be no assurance that a shareholder will be able to acquire sufficient shares to meet or exceed the required 500 shares. In such an instance, the shareholder would no longer remain a shareholder of the Company after the effective date of the reverse stock split.

The number of shares of common stock held by a shareholder of record in two or more separate but identical brokerage accounts will be combined to determine the number of shares of our common stock owned by such shareholder and, accordingly, whether the shareholder will be a cashed-out shareholder or a continuing shareholder. Shares held by shareholders in joint accounts, such as by a husband and wife, and shares held in similar capacities will be treated separately and will not be combined with individual accounts in determining whether a shareholder will be a cashed-out shareholder or a continuing shareholder. We intend to treat shareholders holding our common stock in street name in the same manner as record holders. Prior to the effective date of the reverse stock split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in “street name,” ask them to provide us with information on how many fractional shares will be cashed out, and request that they effect the reverse stock split for their beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered shareholders for processing the reverse stock split. Also, a shareholder owning 500 or more shares of common stock may nevertheless have those shares cashed out if the shareholder holds shares in a combination of street name accounts and record holder accounts or holds shares in separate accounts in several brokerage firms. If you are in this situation and desire to remain one of our shareholders after the reverse stock split, you may consolidate your holdings into one brokerage account or record holder account prior to the effective date of the reverse stock split. Conversely, if you hold an account with less than 500 shares in street name and want to ensure that your shares are cashed out, you may want to change the manner in which your shares are held from street name into a record holder account in your own name so that you will be a record owner of the shares.

Effects on the Unaffiliated Remaining Shareholders

Shareholders holding 500 or more shares of common stock immediately prior to the effective date of the reverse stock split will continue to be shareholders of the Company, will receive a cash payment in lieu of any fractions of a share that would result from the reverse stock split equal to $14.75 per share which would have resulted in the issuance of a fractional share and, following the reverse stock split, the number of shares held by such shareholders will be reduced proportionately by the reverse stock split ratio of 1-for-500.

Shareholders who continue as shareholders of the Company after the reverse stock split may experience reduced liquidity of their shares of common stock. We anticipate that our common stock will continue to be quoted on the OTC Pink tier of OTC Markets where the common stock is currently quoted. As such, we anticipate that information relating to the quotation of our common stock will be published by OTC Markets, but there can be no assurance of any quotation of, or market for, our common stock.

Shareholders who continue as our shareholders after the reverse stock split will not receive or have access to the same financial and other business information about us that they would if we continued to make public disclosures pursuant to the Exchange Act. We anticipate, however, that the Company will continue to make available annual financial information on our website. Also, shareholders will continue to have the right, upon written request, to receive certain information in appropriate circumstances, to the extent provided by Guam Business Corporation Act (the “Guam Act”), including, for example, the right to view and copy our stock ledger, a list of our shareholders and other books and records, provided that the requesting party is a shareholder, makes the request in the form required by statute, and does so for a proper purpose.

Our Board of Directors also believes that, following the transaction, the remaining shareholders will benefit from the savings in direct and indirect operating costs to the Company resulting from us no longer being required to maintain our public reporting company status, as described above. Our continuing shareholders, including our unaffiliated shareholders, will be the beneficiaries of these savings.

See “Special Factors—Purposes of and Reasons for the Reverse Stock Split” beginning on page [•]. Remaining shareholders will have the opportunity to participate in our future growth and earnings as we go forward as a more streamlined entity without the costs of compliance with SEC reporting requirements.

Effects on the Affiliated Remaining Shareholders

Our affiliates, consisting of directors, executive officers and 10% shareholders, will participate in the reverse stock split to the same extent as non-affiliates. However, because the number of shares held by a shareholder is a factor in determining whether a shareholder has affiliate status, as a practical matter affiliated shareholders will not be cashed out in the reverse stock split.

Upon the effectiveness of the reverse stock split, the aggregate number of shares of our common stock owned by our current directors, executive officers and 10% shareholders will be reduced proportionately by the reverse stock split ratio of 1-for-500 and the ownership percentage of the shares of our common stock held by our directors, executive officers and 10% shareholders will increase by approximately 3.3% from 53.9% to 57.2% as a result of the reduction of the number of shares of our common stock outstanding. The increase in the ownership percentage of our shares of common stock held by our current directors, executive officers and 10% shareholders and the reduction in the number of shares outstanding following the completion of the reverse stock split is based on record holder information that we received as of March 28, 2022 as to our record holders, and information we have received regarding the holdings of beneficial owners of our common stock held in street name. The number of shares to be cashed out in the reverse stock split may vary from the estimate above, and the ownership percentage of our shares of common stock held by our current directors, executive officers and 10% shareholders and the ownership percentage of the continuing shareholders after the reverse stock split will proportionally increase or decrease as a result of purchases, sales and other transfers of our shares of common stock by our shareholders prior to the effective date of the reverse stock split, and depending on the number of shares held in street name that are actually cashed out in the reverse stock split. Like all other remaining shareholders, these affiliates also are likely to experience reduced liquidity of their shares of common stock.

As we noted above, we ultimately expect to realize recurring annual cost savings between $670 thousand and $695 thousand annually as a result of the reverse stock split. Our continuing shareholders, including our affiliated shareholders, will be the beneficiaries of these savings.

See “Special Factors – Purposes of and Reasons for the Reverse Stock Split” beginning on page [•].

Remaining shareholders will have the opportunity to participate in our future growth and earnings as we go forward as a more streamlined entity without the costs of compliance with SEC reporting requirements.

Our current directors, executive officers and 10% shareholders may have interests in the reverse stock split that are different from your interests as a shareholder, and have relationships that may present conflicts of interest, including holding options to purchase shares of our common stock that will remain outstanding following the reverse stock split. See “Special Factors – Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons” beginning on page [•].

Opinion of Mercer Capital

The Board of Directors retained Mercer Capital to assist with its determination of a fair price at which to compensate shareholders whose stock would be cashed out in the reverse stock split. Mercer Capital is a national valuation and financial advisory firm focused on the valuation of illiquid securities issued by financial institutions and corporations since 1982 when the company was founded. Mercer Capital is regularly retained to evaluate mergers & acquisitions and to issue fairness opinions in conjunction with such engagements in addition to providing fairness and valuation opinions for corporate reorganizations, security issuances and redemptions, employee benefit plans, corporate planning, litigation and tax matters.

The type and amount of consideration payable to holders of common stock that will be cashed out as a result of the reverse stock split was determined by the Board of Directors. However, the Board of Directors relied upon, and adopted the analyses and conclusions of, Mercer Capital in determining the fairness of the consideration offered.

The Company has agreed to pay Mercer Capital for its services in connection with the reverse split a fee of $35 thousand, none of which is contingent upon the consummation of the reverse stock split. The Company has also agreed to reimburse Mercer Capital for its expenses incurred in connection with Mercer Capital’s engagement and to indemnify Mercer Capital and its directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

Previously, Mercer Capital has provided valuation services to the Company in connection with the Company’s acquisition of ownership interests in ASC Trust LLC.

During the past two years, the Company paid Mercer Capital a total of $35,125 in connection with such services.

On April 5, 2022, Mercer Capital rendered a written opinion to our Board of Directors that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of such date, the consideration to be received by shareholders pursuant to the reverse stock split was fair, from a financial point of view, to such holders.

The full text of Mercer Capital’s written opinion, dated April 5, 2022, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the reviews undertaken in rendering the opinion, is attached as Annex B to this proxy statement. Shareholders are urged to read the updated opinion carefully and in its entirety.

The opinion of Mercer Capital is directed to our Board of Directors and addresses only the fairness, from a financial point of view, of the consideration to be received by shareholders pursuant to the reverse stock split and does not address any other aspect of the proposed transaction and does not constitute a recommendation to any shareholder with respect to the reverse stock split or any other matter being considered by the shareholders. The opinion of Mercer Capital is not a recommendation as to how our Board of Directors, any shareholder or any other person or entity should vote or act with respect to any matters relating to the reverse stock split. Further, the Mercer Capital opinion does not in any manner address our underlying business decision to pursue the reverse stock split or the relative merits of the reverse stock split as compared to any alternative business transaction or strategy. The decision as to whether to approve the reverse stock split may depend on an assessment of factors unrelated to the financial analysis on which the opinion of Mercer Capital is based.

The following is a summary of the material analyses performed by Mercer Capital in connection with rendering its opinion. Mercer Capital noted that the basis and methodology for the opinion have been designed specifically for this purpose and may not translate to any other purposes. While this summary describes the analyses and factors that Mercer Capital deemed material in its presentation and opinion to our Board of Directors, it does not purport to be a comprehensive description of all analyses and factors considered by Mercer Capital. The opinion is based on the comprehensive consideration of the various analyses performed. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Mercer Capital’s financial analyses. This summary is qualified in its entirety by reference to the full text of the opinion of Mercer Capital.

Mercer Capital was retained by the Board of Directors of the Company on March 15, 2022, to (a) establish a range of value for the Company’s common shares consistent with fair value as interpreted to be consistent with shareholder appraisal rights as stipulated in the Guam Business Corporation Act (§281301) and applicable case law; and (b) provide, on behalf of the Company’s Board of Directors, its opinion of the fairness from a financial point of view to all Company shareholders of the cash consideration to be paid to shareholders who will be “cashed out” in the transaction (“Fairness Opinion”).

Mercer Capital utilized three general approaches to the valuation and within each approach considered one or more methods: the asset-based approach (Net Asset Value Method), the market approach (Transactions Method and Guideline Public Company Method), and the income approach (Earnings Capitalization Method and Discounted Cash Flow Method). Indications of value derived from each valuation method were weighted by Mercer Capital to derive a range of value. No discounts or premiums were applied, which is consistent with “fair value” as defined in §281301 of the Guam Business Corporation Act. Also, M&A transaction data was analyzed but was not used to derive an indication of value because expense synergies are widely incorporated into bank M&A pricing and therefore render indications of value that are inconsistent with statutory fair value.

Net Asset Value Method is an asset-based approach that develops a valuation indication in the context of a going concern by adjusting the reported book values of a subject company’s assets to their market values and subtracting its liabilities (adjusted to market value, if appropriate). The indicated value should not be interpreted as an estimate of liquidation value.

Typical adjustments for banks include elimination of intangible assets disallowed as capital by banking regulators, recognition in part or full of contingent assets/liabilities, and mark-to-market adjustments for assets carried at cost or for which the market value of the asset is substantially different than carrying value.

Mercer Capital derived an indicated net asset value of $93.8 million based on preliminary tangible common equity on March 31, 2022 that was then reduced for the unrealized loss in bonds classified as “held-to-maturity” net of the tax benefit. Mercer Capital did not ascribe any weight to this indication of value.

Transactions Method is a market approach that develops an indication of value based upon consideration of actual transactions in the stock of a subject company. The Company trades on the OTCPK market under ticker symbol “BKGM”. Mercer Capital reviewed the daily price and volume data for the Company over the past five years and calculated the volume weighted average price (“VWAP”) for the past four quarters.

Mercer Capital derived an indication of value of $113.9 million which was based on the first quarter 2022 VWAP of $11.72 per share. The transactions method was weighted in the correlated indicated of value.

Guideline Public Company Method is a market-based valuation in which comparable public companies are identified in order to apply representative multiples to a subject company. Mercer Capital identified three groups of publicly traded banks based on region, size/profitability, and exchange (OTC) from which various valuation metrics were calculated. Mercer Capital averaged the median multiple for the three groups to derive a base multiple then applied a fundamental discount of 10% to reflect a) high parent company leverage; b) elevated NPAs and c) limited growth potential given the majority of the company’s franchise is located on U.S. territory islands in the Pacific Ocean with small economies.

Mercer Capital derived indications of value of a) $179.4 million based upon 2021 core net income ($16.6 million, 10.8x); b) $166.3 million based upon 2022 forecasted net income ($16.6 million, 10.0x); c) $183.2 million based upon forecasted 2023 net income ($21.5 million; 8.5x) d) $146.5 million based upon capitalized year-end 2021 tangible common equity ($142.2 million, 1.03x); and d) capitalized preliminary tangible common equity as of March 31, 2022 ($120.0 million, 1.03x).

Capitalized forecasted 2022 earnings and capitalized tangible book value (as of December 31, 2021) were the only indications that received weight in the correlated indication of value because in Mercer Capital’s opinion market participants typically are focused on forecasted earnings (and 2021 net income for both the company and guideline publics included transitory PPP-related revenues) and secondarily capitalized tangible common equity in the case of bank stocks.

Earnings Capitalization Method is an income approach that requires estimates of ongoing earnings and a capitalization rate (or multiple). Ongoing earning power is an estimate of sustainable earnings and represents a base from which long-term growth can be expected. A three-year weighted average (2020, 2021, and 2022E) of adjusted net income excluding PPP income was used to derive ongoing earning power of $14.4 million.

An indication of value is derived from the product of ongoing earnings and an appropriate multiple (or capitalization factor) that reflects the Company’s equity discount rate less estimated long-term growth rate applicable to ongoing earnings. Mercer Capital derived an equity discount rate of 15.20% which reflects the sum of the a) long-term US Treasury rate; b) beta-adjusted large cap equity premium; c) small cap equity premium; and d) specific company risk premium. The estimated long-term growth rate in earning power of 6% was subtracted to derive a capitalization rate of 9.20%, the inverse of which is the capitalization factor (or multiple) of 10.9x.

The $156.6 million indication of value was weighted in the correlated indication of value.

Discounted Cash Flow (DCF) Method is an income approach which relies upon the projection of a future stream of cash flows that accrue to capital providers, the present value of which represents the value of the Company.

Mercer Capital relied upon projections prepared by company management for fiscal years 2022-2026 that assume the Bank’s ROA trends to ~1.0% by 2026 from 0.62% in 2021 primarily via a) improvement in the NIM that in turn is attributable to a mix shift into higher yielding loans from liquid investments; and b) positive operating leverage that improves the efficiency ratio to 69% from 81%. ASC’s earnings are projected to grow ~50% to $6.0 million in 2026 from $4.0 million projected for 2022.

The discount rate used by Mercer Capital to discount projected cash flows is 16.2%, which reflects an additional 100bps premia over the discount rate developed for the capitalization of earning power because in the opinion of Mercer Capital a market participant would require a higher rate of return to account for the risk that the substantial improvement in profitability projected by management is not achieved.

Interim cash flows discounted reflect common dividends projected by management to remain unchanged over the projection period at $3.9 million annually, or $0.40 per share.

Mercer Capital derived a terminal value for the Company as of year-end 2026 that also was discounted to a present value based upon the product of projected 2027 net income of $32.3 million (2026 projected net income of $30.7 million was increased 5%) and a capitalization factor of 8.9x that reflects the inverse of the 16.2% discount rate less a perpetuity growth rate of 5%. The perpetuity growth rate was lowered to 5% from 6% in the Earnings Capitalization Method given significant earnings growth projected for 2022-2026.

The sum of discounted interim cash flows and the terminal value of $154.4 million was weighted in the correlated indication of value.

Correlated Indication of Value. Mercer Capital considered each indication of value then assigned weights based upon its opinion of the relative importance of each in deriving the fair value range (“low” and “high”) of the Company’s common shares in the context of a going concern. In the “low” scenario, Mercer Capital assigned a) one third weight to the Transaction Method b) one third weight on the Guideline Public Company Method and c) one third weight on the Income Approach. In the “high” scenario, Mercer Capital assigned a) one fifth weight to the Transaction Method b) two fifths weight on the Guideline Public Company Method and c) two fifths weight on the Income Approach.

For the Guideline Public Company Method, in both scenarios, weights were split evenly between the capitalization of forecasted 2022 earnings and the capitalization of tangible book value (12/31/21). For the Income Approach, in both scenarios, weights were split evenly between the Earnings Capitalization Method and the DCF Method.

Discounts. No discounts for minority interest or marketability of the company’s common stock were applied consistent with statutory fair value as prescribed in the Guam Business Corporation Act.

Concluded Range of Fair Value. Mercer Capital derived the concluded range of fair value of $141.9 million to $147.5 million, or $14.60 to $15.17 per common share. The range of common equity value represents 7.1x to 7.4x reported net income for 2021 of $20.0 million; 9.8x to 10.2x core net income for 2021 of $14.5 million; 8.5x to 8.9x projected 2022 net income of $16.1 million; and 100% to 104% of tangible book value as of year-end 2021.

Other Considerations. The proposed cash price for fractional shares of $14.75 per share represents a 26% premium to the Company’s $11.72 per share volume weighted average price for the first quarter of 2022. By way of comparison, Mercer Capital reviewed acquisitions of publicly traded companies listed on the NYSE/NASDAQ and OTC listed companies (OTCQX/OTCQV/OTCPK) in which the transaction value a) ranged between $100 million and $250 million; b) the target agreed to be acquired since January 1, 2021; and c) the target was domiciled in the U.S. The median one-day premium for companies that agreed to be acquired and were listed on a national exchange was 28%, while the one-day premium for the OTC-listed companies was 32%.

Mercer Capital also noted:

•

The company will not have to raise new capital or receive a material upstream dividend from the Bank and/or ASC to fund the $8.6 million cash consideration to be paid in the Reverse Stock Split given liquidity at the parent company as of February 28, 2022.

•

The Company’s consolidated capital ratios as measured by the leverage and total risk-based capital ratios will decline to 5.51% and 14.57% as of year-end 2021 on a pro-forma basis from 5.79% and 15.16% as reported. The Bank’s capital ratios will not be impacted because the Company has sufficient liquidity to fund most of the cash consideration.

•	The Reverse Stock Split will have a negligible impact on the Company’s BVPS and TBVPS.

•

Based upon an assumed opportunity cost of 1.0% for the cash used to fund the purchase of fractional shares and ~$550 thousand of annual registration-related after-tax expenses (~$700 thousand pretax), the Reverse Stock Split is projected to be upwards of 9% accretive to 2022 projected earnings per share assuming the transaction occurred on January 1, 2022.

Summary Financial Information

The table below includes historical selected financial data for the Company for the years ended December 31, 2021 and 2020. This information is derived from our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2021, which was filed by the Company on March 28, 2022.

	For the years ended December 31,
(Dollar and Share Amounts in Thousands, Except Per Share Data)	2021	2020
INCOME STATEMENT DATA:
Interest income	$82,502	$84,767
Interest expense	1,910	2,269

Net interest income	80,592	82,498
Provision for loan losses	2,150	10,358

Net interest income after provision for loan losses	78,442	72,140
Non-interest income	27,927	16,392
Non-interest expense	80,275	72,576

Income before income taxes	26,094	15,956
Income tax expense	5,095	3,464

Net income	20,999	12,492
Net income attributable to noncontrolling interest	498	—

Net income available to BankGuam Holding Company	20,501	12,492
Preferred stock dividends	(520)	(548)

Net income attributable to common stockholders	$19,981	$11,944
PER SHARE DATA:
Basic and diluted earnings per common share	$2.06	$1.23
Dividends declared per common share	$0.40	$0.40
Basic and diluted weighted average common shares	9,719	9,685
BALANCE SHEET DATA:
Total cash and cash equivalents	$557,403	$287,628
Securities	$814,474	$559,030
Net loans	$1,283,690	$1,392,722
Allowance for loan losses	$34,408	$34,805
Goodwill and other intangible assets	$23,734	$783
Total assets	$2,791,588	$2,352,361
Total deposits	$2,533,231	$2,118,844
Total stockholders’ equity	$180,749	$177,056

The Company’s net book value at December 31, 2021 and 2020 was $180,748,930 and $177,055,634, respectively, or approximately $18.60 and $18.28 per share, respectively.

Trading Market and Price; Dividends

Our common stock is quoted on the OTC Pink tier of OTC Markets under the symbol “BKGM.” The Company is not aware of any securities dealers which actively make a market in our common stock. The following table sets forth the high and low sale price for our common stock for the periods indicated, along with cash dividend payments for each of the quarters presented.

	Stock Price
	High	Low	Dividend Per Share
Year ending December 31, 2022
First Quarter	$13.50	$11.20	$0.100
Year ended December 31, 2021
Fourth Quarter	$12.25	$10.10	$0.100
Third Quarter	$12.50	$10.33	$0.100
Second Quarter	$12.48	$11.00	$0.100
First Quarter	$12.99	$9.00	$0.100
Year ended December 31, 2020
Fourth Quarter	$9.50	$8.00	$0.100
Third Quarter	$9.19	$8.13	$0.100
Second Quarter	$10.98	$6.26	$0.100
First Quarter	$11.15	$9.50	$0.100

At its discretion, the Board of Directors of the Company declares dividends to its shareholders on a quarterly basis. The amount of future dividends will depend upon our earnings, financial condition, capital requirements and other factors, and will be determined by the Company’s Board of Directors on a quarterly basis. It is the policy of the Federal Reserve Board that bank holding companies generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the policy of the Federal Reserve Board that bank holding companies not maintain dividend levels that undermine the holding company’s ability to be a source of strength to its banking subsidiaries. Under the federal Prompt Corrective Action regulations, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company is undercapitalized, and the FDIC may prohibit a non-member bank from paying any dividends if the bank is undercapitalized.

As a holding company, our ability to pay cash dividends is affected by the ability of our bank subsidiary, Bank of Guam, to pay cash dividends. The ability of Bank of Guam (and our ability) to pay cash dividends in the future and the amount of any such cash dividends is and could in the future be further influenced by bank regulatory requirements and approvals and capital guidelines. Funds for payment of any cash dividends by the Company would be obtained from its investments as well as dividends from Bank of Guam. The decision whether to pay dividends will be made by the Board of Directors in light of conditions then existing, including factors such as our results of operations, financial condition, business conditions, regulatory capital requirements and covenants under any applicable contractual arrangements, including agreements with regulatory authorities.

Conduct of Our Business after the Reverse Stock Split

Except as described in this proxy statement, neither we nor our management have any current plans or proposals to affect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, a sale or transfer of any material amount of our assets, a change in management, a material change in our indebtedness or capitalization, or any other material change in our corporate structure or business. We expect to conduct our business and operations after the effective date of the reverse stock split in substantially the same manner as currently conducted.

Except as described in this proxy statement with respect to the use of funds to finance the reverse stock split and related costs and our plans to deregister our common stock under the Exchange Act, the reverse stock split is not anticipated to have a material effect upon the conduct of our business. We intend, however, to continue to evaluate and review our businesses, properties, management and other personnel, corporate structure, capitalization and other aspects of our operations in the same manner as we historically have from time to time, and to make such changes as we consider appropriate.

By way of example, we may determine to propose additional reverse stock splits transactions in the future, depending on whether our Board of Directors determines that the transaction would be cost-effective to us. Factors that the Board of Directors would consider at the time include the number of our shareholders, the trading price of our common stock, the cost of cashing out fractional shares and of the reverse stock split generally, cost savings to the Company anticipated from the reverse stock split and strategic alternatives at the time available to the Company. We have no present intention of proposing any additional reverse stock splits. We also intend to continue to explore from time-to-time acquisitions and other business opportunities to expand or strengthen our businesses. In that regard, we may review proposals or may propose the acquisition or disposition of assets or other changes in our business, corporate structure, capitalization, management or other changes that we then consider to be in our best interests and in the best interests of continuing shareholders after the reverse stock split. We may also explore opportunities for business combinations in which the Company may be acquired, or our shareholders would not constitute a majority of the shareholders of the surviving corporation. There are currently no plans to enter into any such transactions or any other transactions that would require shareholder approval. In addition, our executive officers and directors are expected to retain their respective positions with us following the transaction.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of the reverse stock split to the Company and its shareholders. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described herein, possibly on a retroactive basis. This summary only addresses shareholders who hold their common stock as a capital asset. This section does not apply to a shareholder that is a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, holders that received their common stock pursuant to the exercise of employee stock options or otherwise as compensation, persons liable for alternative minimum tax, holders who hold their common stock as part of a hedge, straddle, conversion, constructive sale or other integrated transaction, or holders whose functional currency is not the U.S. dollar. This summary does not address tax considerations arising under any U.S. federal estate or gift tax laws or under any state, local or foreign laws. This summary is not binding on the Internal Revenue Service (the “IRS”).

Tax Consequences to the Company. We will not recognize taxable income, gain or loss in connection with the reverse stock split.

Tax Consequences to Stockholders. A stockholder generally will not recognize gain or loss on the reverse stock split, except in respect of cash, if any, received in lieu of a fractional share interest. In general, the aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged.

A holder of pre-split shares who receives cash generally will be treated as a sale that is subject to Section 302 of the Code, and not as a distribution under Section 301 of the Code, if the receipt of cash (a) is “substantially disproportionate” with respect to the holder, (b) results in a “complete termination” of the holder’s interest, or (c) is “not essentially equivalent to a dividend” with respect to the holder, in each case taking into account shares both actually and constructively owned by such holder (under certain constructive ownership rules). A distribution is not essentially equivalent to a dividend if the holder undergoes a “meaningful reduction” in the holder’s proportionate interest. If the redemption is treated as a sale, the holder will recognize capital gain or loss equal to the difference between the portion of the tax basis of the post-split shares allocated to the fractional share interest and the cash received. If the redemption does not meet one of the Section 302 tests, the cash distribution will be treated as a distribution under Section 301 of the Code. In such case, the cash distribution will be treated as a dividend to the extent of our current and accumulated earnings and profits allocable to the distribution, and then as a recovery of basis to the extent of the holder’s tax basis in his or her shares (which, for these purposes, may include the holder’s tax basis in all of his or her shares rather than only the holder’s tax basis in his or her fractional share interest, although the law is not entirely clear), and finally as gain from the sale of stock.

Whether a holder who receives cash in lieu of fractional shares will have a meaningful reduction in ownership will depend on all of the facts and circumstances existing at and around the time of the reverse stock split, including the size of the holder’s percentage interest in our common stock before and after the reverse stock split. In this regard, the IRS has indicated in published rulings that any reduction in the percentage interest of a public company stockholder whose relative stock interest is minimal (an interest of less than 1% of the outstanding Company common stock should satisfy this requirement) and who exercises no control over corporate affairs should constitute a meaningful reduction in such stockholder’s interest. However, some stockholders receiving cash in lieu of a fractional share will have an increase in their percentage ownership interest in the Company and therefore could be subject to dividend treatment on the receipt of cash in lieu of such fractional share ownership interest.

We recommend that stockholders consult their own tax advisors to determine the extent to which their fractional share redemption is treated as a sale of the fractional share or as a distribution under Section 301 of the Code and the tax consequences thereof.

Information Reporting and Backup Withholding. Payment of cash in lieu of fractional shares within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that he or she is not a U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. holder) or the stockholder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons

Our current directors, executive officers and 10% shareholders may have interests in the reverse stock split that are different from your interests as a shareholder and have relationships that may present conflicts of interest. While our Board of Directors recommends a vote “FOR” the reverse stock split, to the Company’s knowledge, none of the Company’s affiliates has made a recommendation, in their individual capacities, either in support of or opposed to the reverse stock split. Our current directors and executive officers have indicated that they intend to vote shares of our common stock over which they have voting control (including shares held by certain of their affiliates, 5,242,323 shares, or approximately 53.9% of our issued and outstanding shares eligible to vote at the Annual Meeting) “FOR” the reverse stock split. Because our directors and officers and certain of their affiliates beneficially own a majority of our outstanding shares of common stock and have indicated their intention to vote in favor of the reverse stock split, we expect that the reverse stock split will be approved regardless of how any other shares of our common stock are voted.

Upon the effectiveness of the reverse stock split, the aggregate number of shares of our common stock owned by our current directors, executive officers and 10% shareholders will be reduced proportionately by the reverse stock split ratio of 1-for-500, and the ownership percentage of the shares of our common stock held by our current directors, executive officers and 10% shareholders will increase by approximately 3.3% from 53.9% to 57.2% as a result of the reduction of the number of shares of our common stock outstanding. The increase in the ownership percentage of our shares of common stock held by our current directors, executive officers and 10% shareholders and the reduction in the number of shares outstanding following the completion of the reverse stock split is based on record holder information that we received as of March 28, 2022 as to our record holders, and information we have received regarding the holdings of beneficial owners of our common stock held in street name. The number of shares to be cashed out in the reverse stock split may vary from the estimate above, and the ownership percentage of our shares of common stock held by our directors, executive officers and 10% shareholders and the ownership percentage of the continuing shareholders after the reverse stock split will proportionally increase or decrease as a result of purchases, sales and other transfers of our shares of common stock by our shareholders prior to the effective date of the reverse stock split, and depending on the number of street name shares that are actually cashed out in the reverse stock split.

See “Special Factors – Effects of the Reverse Stock Split – Effects on the Affiliated Remaining Shareholders” beginning on page [•].

Directors, executive officers and any shareholders who own more than 10% of our outstanding common stock will experience certain advantages after the reverse stock split in that they will be relieved of certain SEC reporting requirements and “short-swing profit” recapture provisions under Section 16 of the Exchange Act, and information regarding their compensation and stock ownership will no longer be publicly available. In addition, by deregistering the common stock under the Exchange Act subsequent to the consummation of the reverse stock split, we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act, from making personal loans to our directors or executive officers. However, we do not have a present intention of making personal loans to our directors or executive officers, and the ability to make such loans was not a reason considered by the Board of Directors in evaluating the benefits of the reverse stock split.

Except as described above in this section, none of our affiliates has any interest, direct or indirect, in the reverse stock split other than interests arising from the ownership of securities where those affiliates receive no extra or special benefit not shared on a pro rata basis by all other holders of our common stock. In particular, there are no agreements with affiliates to purchase common stock upon consummation of or subsequent to the reverse stock split or otherwise with respect to the reverse stock split.

Sources of Funds and Expenses

Because we do not know how many record and beneficial holders of our common stock will receive cash for their shares in the reverse stock split, we do not know the exact cost of the reverse stock split. However, based on information that we have received as of April 12, 2022 with regard to the size of holdings of our shareholders of record, as well as our estimates of other reverse stock split expenses, we believe that the total cash requirement of the reverse stock split to us will be approximately $[8.8 million]. This amount includes approximately $[8.7 million] needed to cash out fractional shares, approximately $[AMOUNT] of legal, accounting and financial advisory fees, approximately $[AMOUNT] for transfer agent costs and approximately $[AMOUNT] of other costs, including costs of printing and mailing, to effect the reverse stock split. This total amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding after the reverse stock split as a result of purchases, sales and other transfers of our shares of common stock by our shareholders.

The consideration to be paid to shareholders in lieu of fractional shares in the reverse stock split and the other costs of the reverse stock split will be paid from cash on hand. There are no conditions to the availability of the funds for the reverse stock split, and we do not have any alternative financing arrangements or alternative financing plans with respect to the reverse stock split. No part of the funds required for the reverse stock split is expected to be borrowed.

Shareholder Approval

A majority of the outstanding shares of our common stock will constitute a quorum for the purpose of approving the amendment to our Articles of Incorporation to effect the reverse stock split. Assuming the presence of a quorum, the reverse stock split will be approved if the votes cast “for” the reverse stock split exceed the votes cast “against” the reverse stock split. Our current directors and executive officers have indicated that they intend to vote the shares of our common stock over which they have voting control (including shares held by certain of their affiliates, 5,242,323 shares, or approximately 53.9% of our issued and outstanding shares eligible to vote at the Annual Meeting) “FOR” the reverse stock split.

Effective Date

The reverse stock split will become effective as of the date that we amend our Articles of Incorporation through the filing of the Articles of Amendment to the Articles of Incorporation with the Guam Department of Revenue and Taxation to effect the reverse stock split. We intend to effect the reverse stock split as soon as possible after the reverse stock split is approved by our shareholders, subject to final authorization by our Board of Directors and the receipt of all necessary regulatory approvals. Within five business days after the effective date of the reverse stock split, the Company expects that its transfer agent, Computershare, acting in the capacity of paying agent, will send to each shareholder of record of fewer than 500 shares of our common stock, and to brokers, banks and other nominees, based on information we receive from them in response to our inquiries, for each owner of fewer than 500 shares of our common stock held in street name, instructions, including letters of transmittal asking them to surrender their shares. Upon proper completion, execution and return of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the transfer agent, the transfer agent will send the payments to these shareholders within five business days of receipt. Therefore, the timing of receipt of payment for these shareholders is dependent upon their proper surrender of their stock certificates and the delivery of properly prepared and executed letters of transmittal. For shares held in street name through DTC, payment of the consideration due to holders in lieu of fractional shares of our common stock will be made in accordance with the practices and procedures of DTC.

Our common stock acquired in connection with the reverse stock split will be restored to the status of authorized but unissued shares.

The suspension of our obligation to file periodic reports and other documents under the Exchange Act will become effective after the filing with the SEC of a certification and notice of termination of registration on Form 15. The deregistration of our common stock under Section 12(g) of the Exchange Act will take effect 90 days after the filing of the Form 15.

See “Special Factors – Effects of the Reverse Stock Split” beginning on page [•].

Termination of the Reverse Stock Split

Under applicable Guam law, the Board of Directors has a duty to act in the best interests of our shareholders. Accordingly, the Board of Directors reserves the right to abandon the reverse stock split, if for any reason the Board of Directors determines that, in the best interests of our shareholders, it is not advisable to proceed with the reverse stock split, even assuming the shareholders approve the reverse stock split by vote. Although the Board of Directors presently believes that the reverse stock split is in our best interests and has recommended a vote “FOR” the reverse stock split, the Board of Directors nonetheless believes that it is prudent to recognize that circumstances could possibly change such that it might not be appropriate or desirable to affect the reverse stock split at that time. Such reasons include, but are not limited to:

•

Any change in the nature of our stockholdings prior to the effective date of the reverse stock split, which would result in us being unable to reduce the number of record holders of our shares to below 1,200 as a result of the reverse stock split;

•

Any change in the number of our shares that will be exchanged for cash in connection with the reverse stock split that would increase the cost and expense of the reverse stock split from that which is currently anticipated; or

•	Any change in our financial condition that would render the reverse stock split inadvisable.

If the Board of Directors decides to withdraw the reverse stock split, whether before or after the time the Annual Meeting is held, the Board of Directors will promptly notify our shareholders of the decision by public announcement.

Process for Payment for Fractional Shares

Shareholders owning fewer than 500 shares on the effective date of the reverse stock split will receive $14.75 (subject to any applicable U.S. federal, state and local withholding tax) for each pre-split share of common stock, without interest. Shareholders who own 500 or more shares at the effective date of the reverse stock split will receive $14.75 (subject to any applicable U.S. federal, state and local withholding tax) for each pre-split share of common stock which would have resulted in the issuance of a fractional share in lieu of such fractional share that would have otherwise resulted from the reverse stock split.

For purposes of determining ownership of shares of our common stock on the effective date of the reverse stock split, such shares will be considered held by the person in whose name such shares are registered on our transfer agent’s records. We intend to treat shareholders holding shares of our common stock in street name in the same manner as registered shareholders whose shares are registered in their names. Prior to the effective date of the reverse stock split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in street name. We will ask them to affect the reverse stock split for their beneficial holders holding shares of our common stock in street name. We will rely on these brokers, banks and other nominees to provide us with information on how many fractional shares will be cashed out. However, these brokers, banks and other nominees may have different procedures than registered shareholders for processing the reverse stock split. If you hold your shares in street name with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

Within five business days after the effective date of the reverse stock split, we expect that our transfer agent will send to each holder of record of 500 or fewer shares of our common stock immediately prior to the reverse stock split, and to brokers, banks and other nominees, based on information we receive from them in response to our inquiries, for each owner of fewer than 500 shares of our common stock immediately prior to the reverse stock split held in street name, instructions for surrendering any stock certificates held thereby representing shares of our common stock which will be converted to a right to receive cash as a result of the reverse stock split. The instructions will include a letter of transmittal to be completed and returned to the transfer agent by the holder of such certificates, together with such certificates. The shares we acquire in the reverse stock split will be restored to the status of authorized but unissued shares.

Within five business days after the transfer agent receives from a holder of fewer than 500 shares a surrendered certificate, together with a duly completed and executed letter of transmittal with respect thereto and such other documents as we may require, the transfer agent will deliver to the person payment in an amount equal to $14.75 (subject to any applicable U.S. federal, state and local withholding tax), without interest, for each pre-split share of common stock that is represented by the fractional share.

For shares held in street name through DTC, payment of the consideration in lieu of fractional shares of our common stock will be made in accordance with the practices and procedures of DTC.

Our transfer agent Computershare will act as our agent for purposes of paying for fractional shares in connection with the reverse stock split.

No service charge, brokerage commission, or transfer tax will be payable by a shareholder of fewer than 500 shares in connection with the cash out of shares in the reverse stock split.

If any certificate evidencing shares of our common stock has been lost or destroyed, we may in our sole discretion accept in lieu thereof a duly executed affidavit and indemnity agreement in a form satisfactory to us. The holder of any shares of our common stock evidenced by any certificate that has been lost or destroyed must submit:

•	the letter of transmittal sent by us;

•	the above-referenced affidavit;

•	the above-referenced indemnity agreement; and

•

any other document required by us, which may include a bond or other security satisfactory to us indemnifying us and our other persons against any losses incurred as a consequence of paying cash in respect of shares of our common stock evidenced or purported to be evidenced by such lost or destroyed certificate.

Additional instructions with respect to lost or destroyed certificates will be included with the letter of transmittal that we will send to shareholders after the effective date of the reverse stock split. In the event that the Company is unable to locate certain shareholders or if a shareholder fails to properly complete, execute, and return the letter of transmittal and accompanying stock certificate(s) to the transfer agent, any funds payable to such holders pursuant to the reverse stock split will be held in escrow until a proper claim is made, subject to applicable unclaimed property and escheat laws.

DO NOT SEND STOCK CERTIFICATES TO US OR THE TRANSFER AGENT UNTIL AFTER YOU HAVE RECEIVED A LETTER OF TRANSMITTAL AND ANY ACCOMPANYING INSTRUCTIONS.

No Appraisal or Dissenters’ Rights

Under Guam law, our Articles of Incorporation and our By-Laws, no appraisal or dissenters’ rights are available to shareholders of the Company who dissent from the reverse stock split.

Potential Anti-Takeover Effects of Amendment

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the proposed amendment to our Articles of Incorporation to effectuate the reverse stock split, that may be used as an anti-takeover mechanism. Because the proposed amendment to our Articles of Incorporation will result in a relative increase in the number of authorized but unissued shares of our common stock vis-à-vis the number of outstanding shares of our common stock after the reverse stock split, the reverse stock split could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of our Board of Directors. A relative increase in the number of our authorized shares could enable the Board of Directors to render more difficult or discourage an attempt by a party attempting to obtain control of the Company by tender offer or other means.

As stated above, in the event of a reverse stock split, we have no present intent to use the relative increase in the number of authorized but unissued shares of our common stock for anti-takeover purposes, and the proposed amendments are not part of a plan by the Board of Directors to adopt a series of anti-takeover provisions. We are not aware of any pending or threatened efforts to obtain control of the Company, and the Board of Directors has no present intent to authorize the issuance of additional shares of common stock to discourage these efforts if they were to arise.

Escheat Laws

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are cashed out and whose addresses are unknown to us, or who do not return their stock certificates and request payment for their cashed-out shares, generally will have a certain period of time from the effective date of the reverse stock split in which to claim the cash payment payable to them. For example, with respect to shareholders whose last known addresses are in New York, as shown by our records, the period is three years. Following the expiration of that three-year period, the Unified Disposition of Unclaimed Property Act of New York would likely cause the cash payments to escheat to the State of New York. For shareholders who reside in other states or whose last known addresses, as shown by our records, are in states other than New York, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years. If we do not have an address for the holder of record of the shares, then unclaimed cash-out payments will be turned over to [NAME], in accordance with the escheat laws of Guam.

Regulatory Approvals

Completion of the reverse stock split will be subject to the Company obtaining all required federal bank regulatory agency approvals, if any such approvals might be necessary. If any such approvals are required, we cannot be certain when such approvals will be received.

Litigation

There is no ongoing litigation related to the reverse stock split.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements concerning, among other things, our anticipated results, and future plans and objectives that are or may be considered to be “forward-looking statements.” The words “believe”, “expect”, “anticipate”, “should”, “could” and other expressions that indicate future events and trends identify forward-looking statements. These expectations are based upon many assumptions that we believe to be reasonable, but such assumptions ultimately may prove to be materially inaccurate or incomplete, in whole or in part and, therefore, undue reliance should not be placed on them. Several factors which could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to: the reactions of our customers, suppliers and other persons with whom we do business prior to the reverse stock split; the effects of the reverse stock split on the market for our common stock; general global and economic conditions; and other factors recited from time to time in our filings with the SEC. In light of the uncertainty inherent in our forward-looking statements, you should not consider their inclusion to be a representation that the forward-looking statements will be achieved. In evaluating forward-looking statements, you should consider all these risks and uncertainties, together with any other risks described in our other reports and documents furnished or filed with the SEC, and you should not place undue reliance on those statements. We assume no obligation for updating any forward-looking statements, whether as a result of new information, future events, or otherwise. However, to the extent that there are any material changes in the information contained in this proxy statement, the Company will promptly disclose the changes as and to the extent required by applicable law and the rules and regulations of the SEC.

WHERE YOU CAN FIND MORE INFORMATION

The reverse stock split is a “going private” transaction subject to Rule 13e-3 of the Exchange Act. The Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the reverse stock split. The Schedule 13E-3 contains additional information about the Company. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested shareholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Danilo Rapadas, General Counsel, at 111 West Chalan Santo Papa Hagåtña, Guam 96910, (671) 472-5300.

The Company is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters.

You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public electronically on the SEC’s Website at http://www.sec.gov.

EXECUTIVE COMPENSATION

Executive Officers

Our executive officers are Joaquin P. L.G. Cook, our President and Chief Executive Officer; Maria Eugenia H. Leon Guerrero, our Executive President and Chief Operating Officer; and Symon A. Madrazo, our Senior Vice President and Chief Financial Officer. Prior to his retirement on March 31, 2022, William D. Leon Guerrero, the Chairman of our Board, was also an executive officer. Messrs. Cook and W. Leon Guerrero, and Ms. Leon Guerrero, are also directors of the Company and their biographical information is provided above under “Board of Directors – Nominees for Director” and “ – Incumbent Directors” Mr. Madrazo’s biographical information is as follows:

Symon A. Madrazo, age 42, has served as our Senior Vice President & Chief Financial Officer since February 1, 2022. Prior to that, Mr. Madrazo had served as Vice President and Controller of the Bank since February 1, 2017. Mr. Madrazo joined the Bank in May 2001 following his graduation from the University of Guam with a Bachelor of Business Administration in Accounting degree. Since then, he has held various positions in the Bank’s Central Finance Office such as Accounting Officer, Investment Officer, and Assistant Controller. Mr. Madrazo graduated from Pacific Coast Banking School in 2019.

Compensation Discussion and Analysis

This section addresses the compensation programs, philosophy and objectives of the Company, including the process for making compensation decisions, the role of management in the design of such programs, and its 2021 executive compensation components. This section also addresses the factors most relevant to understanding the Company’s compensation programs and what they are designed to reward, including the essential elements of compensation, the reasons for determining payment of each element of compensation, and how each compensation element fits into the Company’s overall compensation objectives and affects decisions regarding other compensation elements. Because the size and complexity of the Company and the Bank have not significantly increased, the executive officers receive no compensation to manage the affairs of the Company. All compensation is accomplished at the Bank level through the Board of Directors of the Bank.

Executive Summary

The Compensation Committee establishes and administers the compensation and benefit programs for the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer. The President and Chief Executive Officer establish the compensation and benefit programs for the other named executive officers. The Compensation Committee may make recommendations relative to the compensation and benefits of the executive officers to the Bank Board. The Committee, as well as the President and Chief Executive Officer for the other named executive officers, carefully considers the components of the executive compensation programs to attract and retain high quality executive officers and to incent the behavior of executive officers to create shareholder value.

The Compensation Committee’s and the President and Chief Executive Officer’s (for the other named executive officers) philosophy, practices and policies have been developed over a number of years and have not historically been subject to sweeping, material changes. Unlike other insured financial institutions physically located in the United States, the Company and Bank are uniquely geographically situated thousands of miles from the mainland United States. Because of its location, it cannot readily draw from the available pool of experienced officers that typically is available to mainland banks to manage the affairs of the Bank.

Philosophy

This Board believes that its executive compensation program should be designed and administered to provide a competitive compensation program that will enable it to attract, motivate, reward and retain executives who have the skills, education, experience and capabilities required to discharge their duties in a competent, efficient and professional manner. The Bank Board thinks that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Bank, and which aligns executives’ interests with those of the shareholder by rewarding performance above established goals, with the ultimate objective of improving shareholder value without rewarding short-term risk-taking.

Process for Making Compensation Decisions

The Compensation Committee has the responsibility for establishing, implementing and continually monitoring adherence with the Bank’s compensation philosophy. The Compensation Committee ensures that the total compensation paid to the Chairman, President and Chief Executive Officer (the “CEO”) and the Executive Vice President and Chief Operating Officer (the “COO”) is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to them are similar to other executive officers. The Compensation Committee is also responsible for the review and approval of corporate goals and objectives relevant to the compensation, including the incentive bonus, of the Bank’s Chairman, CEO and COO, to evaluate the performance of the Chairman, CEO and COO in light of the goals and objectives, and to determine and approve the Chairman, CEO’s and COO’s compensation levels based on this evaluation.

The Compensation Committee also periodically reviews the compensation levels of the Board of Directors. In its review, the Compensation Committee looks to ensure that the compensation is fair, reasonably competitive and commensurate to the amount of work required both from the individual directors as well as from the Board in the aggregate.

2021 Executive Compensation Components

To implement the compensation objectives of the Board, the Bank has entered into employment agreements with its named executive officers that it believes reward performance as measured against established goals. The Board believes that these agreements provide fair compensation for the named executives and enable the Bank to better retain key executives to manage its affairs and to comply with the numerous Guam, Commonwealth of the Northern Mariana Islands, Republic of the Marshall Islands, Federated States of Micronesia, Republic of Palau, California and federal laws and regulations in order to ensure the safety and soundness of the funds entrusted to it for safekeeping.

For the fiscal year ended December 31, 2021, the principal components of compensation under each named executive officer’s employment agreements were as follows:

Base Salary. The Bank provides named executive officers and other employees with a base salary pursuant to their employment agreements to compensate them for services rendered during the fiscal year. Base salary ranges for each named executive officer are determined based on position and responsibility. The base salary is adjusted annually to reflect the increase, if any, in the cost-of-living by adding to the base salary an amount obtained by multiplying the base salary by the percentage of which the level of the Consumer Price Index for the United States has increased over its level as of the date of commencement of the term of the employment agreement (together with base salary, the “Adjusted Base Salary”).

Incentive Bonus. The Bank provides an incentive-based cash compensation plan for the named executive officers tied to meeting certain objectives as measured by return on assets, return on equity, and level of adversely classified assets or the Bank’s efficiency performance. See “Employment Agreements” for a summary explanation of the incentive bonus.

The incentive bonus varies with each named executive officer and is set at a maximum amount. The set amount is subject to adjustments and paid quarterly in cash. The maximum amount is subject to review by the Compensation Committee of the Bank annually.

Adjustments To Bonus. On an annual basis, the Bank Board reviews the prior year’s budget and strategic plan to adjust on a quarterly basis the incentive bonus of the executive officer as follows:

a.

If the then current Return on Equity (ROE) of the Bank is 5 basis points or more below the preceding three-year average ROE of the Bank, then the incentive bonus shall be reduced by five percent (5%); if such ROE is 10 basis points or more below the preceding three-year average ROE of the Bank, then the incentive bonus shall be reduced by fifteen percent (15%); if such ROE is 20 basis points or more below the preceding three-year average ROE of the Bank, then the incentive bonus shall be reduced by twenty-five percent (25%);

b.

If the then current Return on Assets (ROA) of the Bank is 25 basis points or more below the Bank’s peer group as published in the Federal Deposit Insurance Corporation’s (FDIC) Uniform Bank Performance Report, then the incentive bonus shall be reduced by five percent (5%); if such ROA is 30 basis points or more below peer group, then the incentive bonus shall be reduced by fifteen percent (15%); if such ROA is 40 basis points or more below peer group, then the incentive bonus shall be reduced by twenty-five percent (25%);

c.

If the ratio of the then current Total Adversely Classified Assets of the Bank to Tier 1 Capital and Allowance for Loan and Lease Losses is greater than or equal to twenty-six percent (26%), then the Incentive Bonus shall be reduced by five percent (5%); if such ratio is greater than or equal to thirty-five percent (35%), then the incentive bonus shall be reduced by fifteen percent (15%); if such ratio is greater than or equal to forty percent (40%), then the incentive bonus shall be reduced by twenty-five percent (25%). If, however, the ratio of the then current Total Adversely Classified Items to Tier 1 Capital and Allowance for Loan Lease Losses is eighteen percent (18%) and below, then the incentive bonus shall be increased by twelve and a half percent (12.5%); if such ratio is twenty percent (20%) and below, then an increase of 10%, if such ratio is twenty three percent (23%) and below, an increase of 5%;

d.

If the Efficiency Ratio of the Bank is sixty-eight percent (68%) or lower, the incentive bonus shall be increased by ten percent (10%); if such ratio is sixty-nine percent (69%), the incentive bonus shall be increased by five percent (5%); if such ratio is seventy percent (70%); no adjustment will be made; if such ratio is seventy-one percent (71%), the incentive bonus shall be reduced by five percent (5%); if such ratio is seventy-two percent (72%), the incentive bonus shall be reduced by fifteen percent (15%); if such ratio is seventy-three percent (73%) or more, the incentive bonus shall be reduced by 25%.

For purposes of these calculations, the ROA, ROE, Total Adversely Classified Items to Tier 1 Capital, Allowance for Loan and Lease Losses and Efficiency Ratio are derived from any report of management submitted to the Board of Directors at the Board meeting immediately preceding the date of any adjustment. If any dispute arises as to the calculations of any of such figures, the Compensation Committee, subject to Board approval, makes the sole determination of such figures using whatever resources the Compensation Committee shall deem reasonably necessary.

Perquisites and Other Personal Benefits. The Bank provides named executive officers with perquisites and other personal benefits that the Board believes are reasonable and consistent with its overall compensation program to better enable the Bank to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

Based on the specific provisions of the employment agreements of the named executive officers, some of the perquisites and personal benefits include the use of automobiles, term life insurance coverage, group life, health and dental coverage, certain memberships and personal benefits. Information about the details of the 2021 perquisites and other benefits for fiscal year ended December 31, 2021 provided to the named executive officers is found in the Summary Compensation Table below.

Summary Compensation Table

The following table sets forth compensation for services in all capacities to the Bank for the fiscal years ended December 31, 2021 and 2020 of the named executive officers.

Name and Position	Year	Salary	Non-Equity Incentive Compensation	Stock Awards		All Other Compensation		Total
Joaquin P. L.G. Cook	2021	$269,888	$107,103	$3,018	(2)	$73,350	(1)	$453,359
President and Chief Executive Officer	2020	$260,000	$92,459	$—		$71,321		$423,780
Maria Eugenia H. Leon Guerrero	2021	$259,507	$106,703	$—		$76,352	(3)	$442,562
Executive President, Chief Operating Officer	2020	$250,000	$92,075	$—		$74,767		$416,842
William D. Leon Guerrero	2021	$311,409	$108,700	$—		$73,767	(4)	$493,876
Chairman	2020	$300,000	$93,998	$20,700	(5)	$76,768		$491,466

(1)

In accordance with the provisions of the J. Cook Employment Agreement (as defined below), this amount includes payments or reimbursements to Mr. Cook for life insurance premiums, for travel, and automobile expenses, and matching contributions to his 401(k) Plan. Mr. Cook was also paid $45,250 in Board and Committee fees.

(2)

In 2021 Mr. Cook received 300 shares under the Employee Service Award Plan (as defined below) which had a grant date fair value as calculated under FASB ASC Topic 718 at $10.06 per share. . Mr. Cook did not receive any equity awards as compensation 2020.

(3)

In accordance with the provisions of the M. Leon Guerrero Employment Agreement (as defined below), this amount includes payments or reimbursements to Mrs. Leon Guerrero for life insurance premiums, for travel, and automobile expenses, and matching contributions to her 401(k) Plan. Mrs. Leon Guerrero was also paid $46,000 in Board and Committee fees.

(4)

In accordance with the provisions of the W. Leon Guerrero Employment Agreement (as defined below), this amount includes payments or reimbursements to Mr. W. Leon Guerrero for medical and dental insurance premiums of $11,208, $3,414 for travel expenses, and for the use of an automobile and related operating expenses. Mr. W. Leon Guerrero was also paid $44,250 in Board and Committee fees.

Employee’s 401(k) Retirement Savings Plan

The Bank has an employee benefit plan called the Bank of Guam Employee 401(k) Retirement Savings Plan (the “401(k) Plan”). For 2021, employees who met certain eligibility requirements based on length and amount of service could voluntarily contribute up to a maximum of $19,500 to the 401(k) Plan. Employees who are 50 or older could elect to defer an additional $6,500 on top of the $19,500 for a maximum contribution of $26,000 per year. The Bank made contributions equal to 100% of employee’s salary deferrals that did not exceed 1% of employee’s compensation, plus 50% of employee’s salary deferrals that exceeded 1% but were less than 5% of employee’s compensation. Employees’ rights to the Bank’s contribution vest at the rate of 20% per annum, with 100% vesting after two years participation in the 401(k) Plan, or upon death or permanent disability. Employees may direct the investment of their 401(k) Plan accounts as set forth in the 401(k) Plan. Payments at retirement are based on the amount each employee contributed each year, the amount matched by the Bank and the performance success of the investments chosen by the employee. All eligible employees were automatically enrolled in the 401(k) Plan unless the employee actively opted out of participation in the 401(k) Plan. Joaquin P. L.G. Cook, Maria Eugenia H. Leon Guerrero and William D. Leon Guerrero were eligible to participate in the 401(k) Plan and did not opt out of the 401(k) Plan.

Employee Service Award Plan

The Company maintains an Employee Stock Service Award Plan that rewards all employees of the Company and the Bank for their time and service. After employment for five consecutive years, the employee is awarded 50 shares of the Company’s common stock. Shares are again awarded every fifth consecutive year thereafter in increasing increments of shares as follows: 100 shares after 10 years, 300 shares after 15 years, 500 shares after 20 years, 750 shares after 25 years, 1,200 after 30 years, and 2,000 shares after 35 years. On January 1, 2012, this Plan was amended to provide the employee the option to choose the same amount of Company shares or cash up to the equivalent of such Company shares. In May 2015, the Plan was further amended to include 2,500 shares after 40 years of service. William D. Leon Guerrero received 2,000 shares valued at $10.35 per share for 35 years of service in 2021. The fair market value of the shares issued under this plan is determined on a quarterly basis by the Stock Purchase Plan Committee. The Committee compiles all reported stock sales, including over the counter transactions, for the quarter and calculates an average price per share. The Committee adopts the average price per share as the fair market value.

Supplemental Executive Retirement Plans

In 2013, the Bank Board approved entry into supplemental executive retirement agreements (“SERPs”) with the named executive officers. The SERPs were implemented to help build and retain key Bank employees at the level of Vice President and up, including the named executive officers. Under the terms of the plan, differing death, disability, change in control, and post-employment/retirement benefits are provided to each of the key employees. Pursuant to the plan, agreements were entered into between the Bank and each of the key employees including the named executive officers. By defining and increasing, over each employee’s term of employment, the amounts each employee will receive upon the occurrence of certain specified events, including retirement on or after 10 years after the SERP was entered, each employee has been provided what the Board believes to be a reasonable incentive to remain with the Bank until retirement. While several provisions have been included which will serve to reduce the overall amounts payable, the agreements are expected to provide a maximum annual benefit payment at retirement for a period of 15 years in the amount of $150,000 to Joaquin P. L.G. Cook and $100,000 each to William D. Leon Guerrero and Maria Eugenia H. Leon Guerrero.

In the event a participant terminates employment as a result of an early voluntary termination, change in control, early involuntary termination, or disability, his or her monthly payments or lump sum amounts will be based on annual benefit levels determined in accordance with a formula set forth in each participant’s SERP that results in benefit amounts that increase over the participant’s period of continued service, but not above the normal retirement benefit. No benefits are payable to the named executive officers if the named executive officer is terminated for cause.

In the event of the named executive’s early voluntary retirement, the Bank is obligated to pay out the annual benefit multiplied by 0% if voluntary retirement occurs within the first five years, 50% if within the sixth year, 60% if within the seventh year, 70% if within the eighth year, 80% if within the ninth year, 90% within the tenth year and 100% after 10 years. If retirement occurred the vested accrual balances as of December 31, 2021 were: $811,092 for Joaquin P. L.G. Cook, $1,147,583 for William D. Leon Guerrero and $524,628 for Maria Eugenia Leon Guerrero.

In the event of a change in control, the Bank is obligated to pay within 60 days of separation 100% of the accrual balance, as defined in the SERP agreement. If the change in control occurred on December 31, 2021, the amounts to be paid were: $756,330 to Joaquin P. L.G. Cook and $449,549 to Maria Eugenia H. Leon Guerrero. There was no change in control amounts for William D. Leon Guerrero.

In the event of a named executive officer’s disability, the Bank is obligated to pay in 180 monthly payments 100% of the accrual balance, as defined in the SERP agreement. The agreements are expected to begin paying out at the executive’s normal retirement date when defined in the SERP agreement on the first day of the month following determination of disability. The annual benefit payment under this scenario is as follows: $68,760 to Joaquin P. L.G. Cook and $41,603 to Maria Eugenia H. Leon Guerrero. There was no disability amount for William D. Leon Guerrero.

In the event of a named executive officer’s death, the Bank is obligated to pay within 60 days of the participant’s death 100% of the accrual balance, as defined in the SERP agreement. For example, if the death occurred on December 31, 2021, the amounts paid would be: $756,330 to Joaquin P. L.G. Cook, $449,549 to Maria Eugenia H. Leon Guerrero, and $1,089,932 to William D. Leon Guerrero.

To comply with Internal Revenue Code Section 409A, generally, named executive officers are not eligible to commence receipt of benefits until six months after termination of employment.

Survivor Income Plan

The Bank Board also approved entry into a survivor income plan (“SIP”) for the named executive officers of the Bank in 2021. The SIP was implemented to help recruit, reward and retain key executives. Upon a participating executive officer’s death while employed by the Bank, the Bank will pay a death benefit to the executive officer’s beneficiary in the amount of $1,060,606.

Employee Stock Purchase Plan

The Bank of Guam 2011 Employee Stock Purchase Plan (the “2011 Plan”) was adopted by the Bank’s Board of Directors and approved by the Bank’s shareholders in May 2, 2011, and subsequently adopted by the Company after it organized in 2011. The 2011 Plan is open to all employees of the Company and the Bank who have met certain eligibility requirements.

Under the 2011 Plan, eligible employees can purchase, through payroll deductions, shares of common stock at a discount. The right to purchase stock is granted to eligible employees during a period of time that is established from time to time by the Board of Directors of the Company. Eligible employees cannot accrue the right to purchase more than $25,000 worth of stock, as valued at the beginning of each offer period. Eligible employees also may not purchase more than 1,500 shares of stock under any one offer period. The shares are purchased at 85% of the value of the stock price on the enrollment date or purchase date, whichever is less.

Outstanding Equity Awards at Fiscal Year-End

The named executive officers had no outstanding equity awards as of December 31, 2021.

Employment Agreements

The Bank has entered into employment agreements with Joaquin P. L.G. Cook and Maria Eugenia H. Leon Guerrero and, prior to his retirement on March 31, 2022, with William D. Leon Guerrero. The initial terms are set forth below and the agreements are subject to renegotiation upon expiration. Each agreement specifies the compensation, benefits, duties and responsibilities of each named executive officer during the term of his employment.

Chief Executive Officer. On March 20, 2019, Joaquin P.L.G. Cook, in connection with his appointment as the Company’s and the Bank’s President and Chief Executive Officer, entered into an Employment Agreement, effective April 1, 2019, with the Bank, which expires April 30, 2022 (the “Cook Employment Agreement”). The Cook Employment Agreement provides for, among other things, an annual base salary of $260,000, with annual CPI adjustments. It also provides for an annual incentive bonus opportunity equal to 2% of the net profits after taxes of the Bank or $250,000 per year, whichever is less. The incentive bonus is to be reduced by 5% to 100% if the Bank does not meet certain objectives, which are set forth in the employment agreement, as measured by return on assets, return on equity, level of adversely classified assets to Tier 1 capital, and the Bank’s efficiency ratio. The incentive bonus may also increase by 5% to 22.5% if the Bank exceeds certain objectives, which are set forth in the employment agreement, as measured by level of adversely classified assets to Tier 1 capital, and the Bank’s efficiency ratio. The incentive bonus is further subject to a minimum payment of $50,000 per year. The Employment Agreement also provides certain personal benefits which include (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank, (b) use of an automobile and compensation for operating expenses, and (c) the right to participate in the Bank’s group health insurance, accident insurance and disability insurance plans. Upon permanent disability, or a termination by the Bank without cause (as defined in the employment agreement) or by Mr. Cook for “Good Reason” (as defined in the employment agreement), Mr. Cook would receive his base salary adjusted for CPI increases, together with all incentive bonuses, for the remainder of the term of his Employment Agreement. The Cook Employment Agreement also provides for a Survivor Income Plan with a death benefit of $1,060,606 and a SERP which pays out for a period of 15 years the amount of $150,000 per annum after 10 years from the date of the SERP contract, at the Bank’s sole expense and cost.

Executive Vice President and Chief Operating Officer. On March 20, 2019, Maria Eugenia H. Leon Guerrero, in connection with her appointment as the Company’s and the Bank’s Executive Vice President and Chief Operating Officer, entered into an Employment Agreement, effective April 1, 2019, with the Bank, which expires April 30, 2022 (the “M. Leon Guerrero Employment Agreement”). The M. Leon Guerrero Employment Agreement provides for, among other things, an annual base salary of $250,000, with annual CPI adjustments. It also provides for an annual incentive bonus opportunity equal to 2% of the net profits after taxes of the Bank or $250,000 per year, whichever is less. The incentive bonus is to be reduced by 5% to 100% if the Bank does not meet certain objectives, which are set forth in the employment agreement, as measured by return on assets, return on equity, level of adversely classified assets to Tier 1 capital, and the Bank’s efficiency ratio. The incentive bonus may also increase by 5% to 22.5% if the Bank exceeds certain objectives, which are set forth in the employment agreement, as measured by level of adversely classified assets to Tier 1 capital, and the Bank’s efficiency ratio. The incentive bonus is further subject to a minimum payment of $50,000 per year. The Employment Agreement also provides certain personal benefits which include (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank, (b) use of an automobile and compensation for operating expenses, and (c) the right to participate in the Bank’s group health insurance, accident insurance and disability insurance plans. Upon permanent disability, or a termination by the Bank without cause (as defined in the employment agreement) or by Ms. M. Leon Guerrero for “Good Reason” (as defined in the employment agreement), Mrs. Leon Guerrero would receive her base salary adjusted for CPI increases, together with all incentive bonuses, for the remainder of the term of her Employment Agreement. The M. Leon Guerrero Employment Agreement also provides for a Survivor Income Plan with a death benefit of $1,060,606 and a SERP which pays out for a period of 15 years the amount of $100,000 per annum after 10 years from the date of the SERP contract, at the Bank’s sole expense and cost.

Chairman. Prior to his retirement on March 31, 2022, William D. Leon Guerrero had entered into an Employment Agreement with the Bank, effective April 1, 2019 and with an expiration date of March 31, 2022 (the “W. Leon Guerrero Employment Agreement”). The W. Leon Guerrero Employment Agreement provided for, among other things, the payment of an annual base salary of $300,000 with annual CPI adjustments. It also provided for an annual incentive bonus opportunity equal to 2% of the net profits after taxes of the Bank or $250,000 per year, whichever was less. The incentive bonus was to be reduced by 5% to 100% if the Bank did not meet certain objectives, which were set forth in the employment agreement, as measured by return on assets, return on equity, level of adversely classified assets to Tier 1 capital, and the Bank’s efficiency ratio. The incentive bonus could also increase by 5% to 22.5% if the Bank exceeded certain objectives, which were set forth in the employment agreement, as measured by level of adversely classified assets to Tier 1 capital, and the Bank’s efficiency ratio. The incentive bonus was further subject to a minimum payment of $50,000 per year. The W. Leon Guerrero Employment Agreement also provided for certain other personal benefits including (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank, (b) use of an automobile and compensation for operating expenses, and (c) the right to participate in the Bank’s group health insurance, accident insurance and disability insurance plans. Upon disability, or a termination by the Bank without cause (as defined in the employment agreement) or by Mr. W. Leon Guerrero for “Good Reason” (as defined in the employment agreement), Mr. W. Leon Guerrero would have received his base salary, adjusted for the CPI increases, together with all incentive bonuses for the remainder of the term of the Employment Agreement. The W. Leon Guerrero Employment Agreement also provided a Survivor Income Plan with a death benefit of $1,060,606 and a SERP which pays out for a period of 15 years the amount of $100,000 per annum after 10 years from the date of the SERP contract, at the Bank’s sole expense and cost. Following his retirement, the benefits Mr. W. Leon Guerrero received as an executive of the Company and the Bank ceased, and he began receiving all Board and Committee fees that are normally afforded nonemployee directors of the Company and the Bank.

Compensation Risk Assessment

In determining the level of risk arising from the Company’s and the Bank’s compensation policies and practices, a thorough review and risk assessment evaluation of the Company’s and Bank’s compensation plans for all employees, as well as the overall compensation philosophy was conducted. The Compensation Committee evaluated the form and mix of compensation, controls and process, and the Company’s and Bank’s business strategies.

The Compensation Committee has concluded that the Bank’s compensation arrangements do not encourage employees to take unnecessary or excessive risks.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Submitted by:	Roger P. Crouthamel, Chairman Patricia P. Ada John S. San Agustin Joseph M. Crisostomo Mark J. Sablan

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2021.

The Audit Committee has discussed with Baker Tilly the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 1301, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee also has received the written disclosures and the letter from Baker Tilly required by applicable requirements of the PCAOB and the U.S. Securities and Exchange Commission regarding Baker Tilly’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of Baker Tilly with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the U.S. Securities and Exchange Commission.

Submitted by:	Roger P. Crouthamel, Chairman John S. San Agustin Mark J. Sablan Patricia P. Ada Joseph M. Crisostomo

PROPOSAL 3:

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Baker Tilly US, LLP as its independent registered public accounting firm to perform audit services for the Company and its subsidiary, Bank of Guam, for the fiscal year ending December 31, 2022. It is anticipated that a member of that firm will be present at the Annual Meeting. That representative is not expected to make a statement but will be available to answer any questions.

The approval of a majority of the shares represented at the Annual Meeting is required to ratify the selection of Baker Tilly US, LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BAKER TILLY US, LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022

INDEPENDENT PUBLIC ACCOUNTING FIRM’S FEES AND SERVICES

On November 1, 2020, the Company retained Baker Tilly US, LLP as its independent accountant. Baker Tilly US, LLP is licensed to practice public accounting in Guam. The Audit Committee of the Company approved the engagement of Baker Tilly US, LLP, a PCAOB-registered firm, for the audit of the Company’s financial statements for the fiscal year ended December 31, 2021.

As stated in the Company’s Form 8-K filed on November 5, 2020, on November 1, 2020, the Company was formally notified that the audit practice of Squar Milner LLP (“Squar Milner”) an independent registered public accounting firm, was combined with Baker Tilly US, LLP (“Baker Tilly”) in a transaction pursuant to which Squar Milner combined its operations with Baker Tilly and certain of the professional staff and partners of Squar Milner joined Baker Tilly either as employees or partners of Baker Tilly. On November 1, 2020, Squar Milner resigned as auditors of the Company and, with the approval of the Audit Committee of the Company’s Board of Directors, Baker Tilly was engaged as its independent registered public accounting firm.

The audit reports on the financial statements of the Company and the Bank as of and for the fiscal years ended December 31, 2020 and 2019 were issued by Baker Tilly and Squar Milner, respectively, and did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Prior to engaging Baker Tilly, the Company did not consult with Baker Tilly regarding application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Baker Tilly on the Company’s financial statements, and Baker Tilly did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

The report of independent registered public accounting firm of Squar Milner regarding the Company’s financial statements for the fiscal years ended December 31, 2019 and 2018 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that such audit did include explanatory paragraphs related to our ability to continue as a going concern and a change in accounting principle related to our adoption of new lease accounting standards pursuant to ASC Topic 842.

During the years ended December 31, 2019 and 2018 and during the interim period from the end of 2019 through November 1, 2020, the date of resignation, there were no disagreements with Squar Milner on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Squar Milner, would have caused it to make reference to such disagreement in its reports, and no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Audit Fees

Audit Fees

Following are disclosures regarding the fees billed by Baker Tilly during 2021 and Squar Milner and Baker Tilly during 2020. It is the policy of the Audit Committee that all engagements for auditing services and non-audit services be preapproved by the Audit Committee. The preapproval includes a review of the services to be undertaken and the estimated fees that will be incurred. The Audit Committee has considered whether the provision of non-audit services by the Public Accountants is compatible with maintaining auditor independence.

Squar Milner and Baker Tilly performed the following services for the Company relating to the year ended December 31, 2021 and 2020:

Audit Services.

The audit services rendered by Baker Tilly consisted of audits of the consolidated financial statements for the years ended December 31, 2021 and 2020, and, in connection therewith, reviews of the Company’s Annual Report on Form 10-K for the years ended December 31, 2021 and 2020, and the Company’s quarterly reports on Form 10-Q during the years ended December 31, 2021 and 2020. The audit services rendered by Squar Milner for the year ended December 31, 2020 consisted of their reviews of the Company’s quarterly reports on Form 10-Q during the year ended December 31, 2020.

Audit Related Services.

Audit related services rendered by Baker Tilly in 2021 and Squar Milner and Baker Tilly in 2020 consisted of services in connection with the Company’s statutory reviews of the December 31, 2021 and 2020, financial statements for the Republic of Palau Branch, Commonwealth of the Northern Mariana Islands Branch, Republic of the Marshall Islands Branch and the Federated States of Micronesia Branch.

Tax Services.

Baker Tilly and Squar Milner did not render any tax services to us during 2021 and 2020.

The following table sets forth the aggregate fees billed by Baker Tilly in 2021 and Squar Milner for the services rendered to us in 2021 and 2020, inclusive of out of pocket expenses.

	2021	2020
Audit Fees	$471,776	$450,651	*
Audit Related Fees	$56,160	$62,600
Tax Fees	$0	$0
All Other Fees	$0	$0
*	Includes $62,980 which was paid to Squar Milner and the remaining amount to Baker Tilly.

Pre-approval of Services by Principal Accountant

The Audit Committee will consider annually and, if appropriate, approve audit services by its principal accountant. In addition, the Audit Committee will consider and, if appropriate, pre-approve certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements.

The Audit Committee pre-approved all audit fees of Baker Tilly and Squar Milner during fiscal years 2021 and 2020.

TRANSACTIONS WITH RELATED PERSONS

The Company’s Code of Ethics provides that personal interests of directors, officers and employees of the Company must not interfere with, or appear to interfere with, the interests of the Company. Directors, officers and employees of the Company may not compete with the Company or disadvantage the Company by taking for personal gain corporate opportunities or engage in any action that creates actual or apparent conflicts of interest with the Company. Any director or officer involved in a transaction with the Company or that has an interest or a relationship that reasonably could be expected to give rise to a conflict of interest must report the matter promptly to the Audit Committee, which is responsible for determining if the particular situation is acceptable.

The Company does not have a formal policy regarding the review, approval or ratification of related party transactions. As transactions are reported, however, the Board considers any related party transactions on a case-by-case basis to determine whether the transaction or arrangement was undertaken in the ordinary course of business and whether the terms of the transaction are no less favorable to the Company than terms that could have been reached with an unrelated party. If any member of the Board is interested in the transaction, that member will recuse himself from the discussion and decision on the transaction.

The following are related party transactions involving the Company’s subsidiary relative to lease agreements that have been in existence for over 10 years for two branches of the Bank. The Company believes that the lease agreements are advantageous and believes the terms are fair and reasonable to the Company. Moreover, the amounts related to such transactions do not exceed the amount allowable under NASDAQ Stock Market Rule 5605(a)(2) and SEC rules and regulations to consider any of the related persons noted below as not being independent.

The Bank is leasing an office space in the Yigo Town Center for its Yigo Branch from Ada’s Trust & Investment Inc. (“Ada’s Trust”). Patricia P. Ada is a director for the Bank and the General Manager, Board Secretary and Assistant Treasurer for Ada’s Trust. The Bank’s ten-year lease for the 4000 square foot Yigo Branch began on December 1, 1996. The Bank has six options to renew the Yigo branch lease. The first three options were for five years each, the fourth option was for three years, and the fifth and sixth option are each one year terms. During fiscal year 2021, the Bank paid Ada’s Trust $207,440 for rent. During the five, three, and one-year lease terms, respectively, total lease payments should equal approximately $668,332. The members of the Board other than Ms. Ada determined that these lease transaction are beneficial to the Bank and the Company and the terms of the transactions are fair to the Bank and the Company. Assuming that such terms continue to be fair and competitive, the Bank anticipates that it may exercise one or more of its final options to renew the Yigo branch lease.

The Bank is leasing office space in the Macheche Plaza Shopping Center from Macheche Plaza Development (“Macheche”). Roger P. Crouthamel is a director and Corporate Secretary of the Company and a Managing Partner of and owns a 27% interest in Macheche. The John Kerr Grandchildren’s Trust also has a 15% interest in Macheche. Roger P. Crouthamel is the Trustee for The John Kerr Grandchildren’s Trust. The Bank operated its Dededo Branch in the Macheche Plaza for over 30 years but recently closed it on January 29, 2022 and is converting it into a training center. The Bank’s ten-year lease for the 5,574 square foot began on March 30, 1990. The lease was renegotiated in 1999 to lower the rent and extend the lease for twelve years commencing June 1, 1999. The Bank has two options to renew the lease for five years each. The lease automatically renews for five years provided the Bank does not give the landlord a notice of termination 180 days prior to the termination date. The Bank has not provided the landlord with a notice of termination. During fiscal year 2021, the Bank paid Macheche Development $178,368 for rent and $45,484 for common area maintenance. During the ten-year lease term the total lease payments should equal approximately $1,013,297. The members of the Board other than Mr. Crouthamel determined that this lease transaction is beneficial to the Bank and the Company and the terms of the transaction are fair to the Bank and the Company. The Bank anticipates that it may exercise the options to renew the lease if it determines that such renewal is in the best interest of the Bank.

Additionally, the Bank has had and expects to have banking transactions in the ordinary course of business with many of the directors and executive officers of the Bank (and their associates), on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable loans with persons not related to the Company. During 2021, no loan to any director or executive officer of the Company (or their associates) involved more than the normal risk of collectability or presented other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested” director not participating and dollar limitations on amounts of certain loans, and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the Company, Regulation O has been complied with in its entirety.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Directors, officers, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to its directors, officers, and 10% shareholders have been met on a timely basis.

OTHER MATTERS

If any other matters come before the Annual Meeting, not referred to in this proxy statement, including matters incident to the conduct of the Annual Meeting, the proxy holders will vote the shares represented by the proxies in accordance with their best judgment. Management is not aware of any other business to come before the Annual Meeting, and as of the date of the preparation of this proxy statement, no shareholder has submitted to management any proposal to be acted upon at the Annual Meeting.

DIRECTOR NOMINATION PROCESS AND SHAREHOLDER PROPOSALS

Shareholders may present proposals which are proper subjects for consideration at the 2022 Annual Meeting of Shareholders of the Company for inclusion in the proxy materials relating to that meeting. These proposals must be submitted in writing to the Bank of Guam, Post Office Box BW, Hagåtña, Guam 96932, Attention: Corporate Secretary. The proposals must be received by [DATE] in order to be included in the proxy materials for the 2022 Annual Meeting. Any proposals of shareholders not to be included in the proxy materials and received after [DATE], will be deemed to be received in an untimely fashion and proxies granted hereunder will be voted at the discretion of the persons named as proxies in the Company’s proxy statement for the 2022 Annual Meeting of Shareholders.

Form 10-K

THE COMPANY’S ANNUAL REPORT FOR 2021 ON FORM 10-K, WHICH IS REQUIRED TO BE FILED WITH THE SEC, IS AVAILABLE TO ANY SHAREHOLDER WITHOUT CHARGE. THE REPORT MAY BE OBTAINED BY WRITTEN REQUEST TO CORPORATE SECRETARY, BANKGUAM HOLDING COMPANY, P.O. BOX BW, HAGATNA, GUAM 96932.

It is also available in the Investor Relations section of the Company’s website at www.bankofguam.com. The Company’s Annual Report serves as the Bank’s annual disclosure statement under Part 350 of FDIC Rules and Regulations.

By order of the Board of Directors

[NAME]

[TITLE]

[DATE], 2022

ANNEX A

CERTIFICATE OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION OF

BANKGUAM HOLDING COMPANY

Pursuant to Section 281004 of the Guam Business Corporation Act, the undersigned [TITLE] of BANKGUAM HOLDING COMPANY (the “Company”), incorporated as a corporation under and in accordance with the laws of Guam, do hereby certify as follows:

1.	Article Four of the Second Amended and Restated Articles of Incorporation is hereby amended by deleting the first paragraph in its entirety and replacing it with the following two paragraphs:

“The capital stock of the corporation shall be Forty Million Dollars ($40,000,000), divided into three hundred thousand (300,000) shares of preferred stock of the par value of $100.00 per share and ninety-six thousand (96,000) shares of common stock of the par value of $104.165 per share. The Board of Directors is authorized to determine the consideration and the terms and conditions on which shares may be issued, and the portion of such consideration which shall constitute capital and the portion, if any, which shall constitute paid-in surplus, subject to the applicable provisions of these Articles and the provisions of law.

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Guam Business Corporation Act of this Certificate of Amendment to the Second Amended and Restated Articles of Incorporation of the Corporation, each five hundred (500) shares of common stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of common stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) $14.75 by (b) the number of shares of common stock held by the stockholder that would have resulted in the issuance of a fractional share as a result of the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

The preferred and common shares shall have the following preferences, powers and rights.”

ANNEX B

FAIRNESS OPINION OF MERCER CAPITAL

April 5, 2022

The Board of Directors

BankGuam Holding Company

111 West Chalan Santo Papa

Agana, Guam 96910

Dear Directors:

You have retained Mercer Capital Management, Inc. (“Mercer Capital”) as an independent financial advisor to provide its opinion as to the fairness from a financial point of view to all shareholders of BankGuam Holding Company (“BankGuam” or the “Company”), a Guam corporation, of the cash consideration to be paid to shareholders who will be “cashed out” in the transaction described below.

Mercer Capital, as part of its financial advisory and valuation practice, is regularly engaged to assist businesses and financial institutions in merging with and acquiring other entities and to analyze businesses and their securities in connection with mergers and acquisitions, private placements, share redemptions, corporate reorganizations, employee stock ownership plans, gift and estate tax matters, litigation and other matters related to shareholder value.

PROPOSED TRANSACTION

It is our understanding the Board of Directors (the “Board”) of BankGuam Holding Company has appointed a committee comprised of independent directors (the “Special Committee”) to review and approve a potential transaction to reduce the number of the Company’s common shareholders (the “Proposed Transaction”) to terminate the registration of the shares under the Securities Exchange Act of 1934 (the “Exchange Act”).

It is our further understanding that the Special Committee may recommend to the Board a 1-for-500 reverse stock split such that every holder of Common Stock, par value $0.2083 per share, of the Company (the “Common Stock”) shall receive one share of Common Stock for every 500 shares of Common Stock held (the “Reverse Stock Split”). In lieu of issuing fractional shares, the Company will pay to shareholders an amount equal to $14.75 per share in cash with respect to each share of the Common Stock that would otherwise result in the issuance of a fractional share in connection with the Reverse Stock Split.

Based upon the proposed terms of the Reverse Stock Split, approximately 580,000 shares of Common Stock representing 6.0% of the 9.7 million shares of Common Stock outstanding will be acquired for $8.6 million of cash, and the number of shareholders will decline to about 1,100 from over 4,500. The Company’s Common Stock will continue to be quoted on the OTCPK exchange.

MERCER CAPITAL	5100 Poplar Avenue, Suite 2600	901.685.2120 (P)	www.mercercapital.com
	Memphis, Tennessee 38137	901.685.2199 (F)

Board of Directors of BankGuam

April 5, 2022

MATERIALS EXAMINED & DUE DILIGENCE PERFORMED

As part of our analysis, Mercer Capital visited with management to gain insight into the Company’s historical financial performance, prospective performance, and other factors that led to the decision to consider the Reverse Stock Split. Our valuation analysis of the Company’s Common Stock and consideration of other issues related to the issuance of the fairness opinion were presented to the Special Committee and Board on April 5, 2022.

Documents reviewed include:

1.	Proposed resolutions of the Special Committee and Board to approve the Reverse Stock Split;

2.	Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal years ended December 31, 2019, 2020 and 2021;

3.	Internal financial statements for the Company for the fiscal years ended December 31, 2017, 2018, 2019, 2020, and 2021 and the year-to-date period ended February 28, 2022;

4.	Various asset quality reports;

5.	Budget for the Company for fiscal year 2022;

6.	Financial projections prepared by Company management for fiscal years 2022, 2023, 2024, 2025 and 2026;

7.	Proxy Statements pursuant to Section 13(a) of the Exchange Act as filed on Schedule 14A for Annual Meetings held in 2019, 2020 and 2021;

8.	Financial data and public market pricing information supplied by S&P Capital IQ Pro;

9.	“Fair value” of a corporation’s common shares as defined in §281301 of the Guam Business Corporation Act (“GBCA”); and,

10.	Certain other materials provided by management or otherwise obtained by Mercer Capital deemed relevant to prepare this opinion.

In all cases, we relied upon the referenced information without independent verification. This opinion is, therefore, dependent upon the information provided. A material change in critical information relied upon in this opinion and the underlying analysis performed would necessitate a reassessment to determine the effect, if any, upon our opinion.

We have furthermore assumed that guidance related to financial projections provided to us reflects a reasonable assessment of BankGuam’s future operating and financial performance. Mercer Capital does not express any opinion as to the assumptions underlying such forecasts; nor do we represent or warrant that the projections will be achieved.

Board of Directors of BankGuam

April 5, 2022

OPINION OF FAIRNESS

Consistent with Mercer Capital’s engagement letter with you, Mercer Capital is providing this fairness opinion in connection with the Merger and will receive a fee for such services, which is not contingent upon the conclusion of our analysis. Mercer Capital has provided financial advisory services to the Company in 2016, 2019 and 2021 related to its investment in ASC Trust LLC.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based upon such matters as we considered relevant, it is our opinion as of the date hereof that the consideration to be paid in lieu of issuing fractional shares in the Reverse Stock Split is fair from a financial point of view to all the Company’s shareholders.

The opinion is necessarily based upon economic, market, financial, and other conditions as they exist, and the information made available to us, as of the date of this letter.

Sincerely,

MERCER CAPITAL

BANKGUAM HOLDING COMPANY

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card

Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Chamorro Standard Time, on June 27, 2022

Online

Go to [WEBSITE] or scan the QR code – login details are located in the shaded bar below.

Phone

Call toll free [NUMBER] within the USA, US territories and Canada.

Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

Proposals – The Board of Directors recommends a vote FOR all the nominees listed on Proposal 1, and FOR Proposals 2 and 3.

Proposal 1. The election of the Board of Directors’ nominees to the Board of Directors of the Company as shown in the Proxy Statement.

CLASS II: TERM OF THREE YEARS: FOUR DIRECTORS

01 – Patricia P. Ada	For ☐ Withhold ☐	02 – Frances L. G. Borja	For ☐ Withhold ☐

03 – Mark J. Sablan	For ☐ Withhold ☐	04 – Roger P. Crouthamel	For ☐ Withhold ☐

Proposal 2.	To vote to approve an amendment to the Company’s Articles of Incorporation, whereby the Company will effect a 1-for-500 reverse stock split. For ☐ Against ☐ Abstain ☐

Proposal 3.	To ratify the selection of Baker Tilly US, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022. For ☐ Against ☐ Abstain ☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, INCLUDING MATTERS WHICH MAY BE PRESENTED TO THE MEETING OF WHICH THE BOARD OD DIRECTORS HAS NO KNOWLEDGE AS OF THE DATE OF THIS PROXY.

Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If there is more than one trustee, all should sign. All joint owners must sign. If signer is a corporation, sign in full corporate name by duly authorized officer.

Date (mm/dd/yyyy) – Please print date below.

Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – BankGuam Holding Company

ANNUAL MEETING OF SHAREHOLDERS

June 27, 2022

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF BANKGUAM HOLDING COMPANY

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned Shareholder(s) of BANKGUAM HOLDING COMPANY, Hagåtña, Guam, do hereby nominate, constitute and appoint Joaquin P.L.G. Cook and Maria Eugenia H. Leon Guerrero, or any one of them (individually and collectively the “Proxies”), my true and lawful attorney in fact with full power of substitution, for me and in my name, place and stead to vote all the Common Stock of the Company standing in my name on its books as of [DATE], 2022, at the Annual Meeting of its Shareholders to be held in the lobby of the Company’s Headquarters located at 111 W. Chalan Santo Papa, in Hagåtña, Territory of Guam, on June 27, 2022, at 7:00 P.M., Chamorro Standard Time, or at any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE BOARD OF DIRECTORS’ RECOMMENDATIONS AS SHOWN ON THE REVERSE SIDE AND IN THE PROXY STATEMENT.

The undersigned acknowledges receipt of the Annual Report on Form 10-K of the Company for the year ended December 31, 2021, and the Notice and Proxy Statement dated [DATE], 2022, relating to the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER YOU HOLD. PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY THEN WITHDRAW YOUR PROXY.